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As filed with the Securities and Exchange Commission on September 19, 2005

Registration No. 333-127210

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HARRAH'S ENTERTAINMENT, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	7993 (Primary Standard Industrial Classification Code Number)	62-1411755 (I.R.S. Employer Identification Number)

One Harrah's Court
Las Vegas, NV 89119
(702) 407-6000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

HARRAH'S OPERATING COMPANY, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	7993 (Primary Standard Industrial Classification Code Number)	75-1941623 (I.R.S. Employer Identification Number)

One Harrah's Court
Las Vegas, NV 89119
(702) 407-6000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Stephen H. Brammell, Esq.
Senior Vice President and General Counsel
Harrah's Entertainment, Inc.
One Harrah's Court
Las Vegas, NV 89119
(702) 407-6000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Charles K. Ruck, Esq.
J. Scott Hodgkins, Esq.
Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, California 92626-1925
(714) 540-1235

Approximate date of commencement of the proposed sale to the public: From time to time after this Registration Statement becomes effective.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

        The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 19, 2005

$98,140,000

Floating Rate Contingent Convertible Senior Notes due 2024

        This prospectus covers resales by holders of the Floating Rate Contingent Convertible Senior Notes due 2024 that were originally issued by Caesars Entertainment, Inc. on April 7, 2004 and which Harrah's Operating Company, Inc. assumed in connection with our acquisition of Caesars on June 13, 2005. The notes are convertible, at your option, prior to the maturity date into cash and shares of Harrah's Entertainment, Inc.'s common stock, par value $0.10 per share, in the following circumstances:

  •
  during any fiscal quarter, if the closing sale price of Harrah's Entertainment's common stock over a specified number of trading days during the previous quarter is more than 120% of the conversion price of the notes on the last trading day of the previous quarter;

  •
  if we have called the particular notes for redemption and the redemption has not yet occurred;

  •
  during the five trading-day period immediately after any five consecutive trading-day period in which the trading price of the notes per $1,000 principal amount for each day of such period was less than 95% of the product of the closing sale price of Harrah's Entertainment's common stock on such day multiplied by the Conversion Rate on such day; or

  •
  upon the occurrence of specified corporate transactions.

        Holders may convert any outstanding notes into cash and shares of Harrah's Entertainment's common stock at the current Conversion Price per share of $68.31. This represents a conversion rate of approximately 14.64 shares of common stock per $1,000 principal amount of notes. Subject to certain exceptions described in "Description of the Notes," at the time notes are tendered for conversion, the conversion value of the cash and shares of Harrah's Entertainment's common stock, if any, to be received by a holder converting $1,000 principal amount of the notes would be determined by multiplying the conversion rate by the ten day average closing stock price, which equals the average of the closing per share prices of Harrah's Entertainment's common stock on the New York Stock Exchange on the ten consecutive trading days beginning on the second trading day following the day the notes are submitted for conversion. We will deliver the conversion value to holders as follows: (1) an amount in cash, which we call the Principal Return, equal to the lesser of (a) the aggregate conversion value of the notes to be converted and (b) the aggregate principal amount of the notes to be converted; and (2) if the aggregate conversion value of the notes to be converted is greater than the Principal Return, an amount in common shares of Harrah's Entertainment determined as set forth below, which we call the Net Shares, equal to the aggregate conversion value less the Principal Return. We will pay the Principal Return and deliver the Net Shares, if any, as promptly as practicable after determination of the difference between the conversion value and the Principal Return. The number of Net Shares to be paid will be determined by dividing the amount by which the conversion value exceeds the Principal Return by the ten day average closing stock price. Harrah's Entertainment's common stock is listed on the New York Stock Exchange under the symbol "HET." On September 14, 2005, the closing sale price of Harrah's Entertainment's common stock on the New York Stock Exchange was $68.95 per share.

        The notes mature on April 15, 2024. Some or all of the notes may be redeemed at any time on or after April 20, 2009 at a redemption price, payable in cash, at an amount equal to 100% of the principal amount of the notes, plus accrued and unpaid interest and including liquidated damages, if any, up to but not including the date of redemption. Holders may require that all or a portion of their notes be repurchased on April 15, 2009, 2014 and 2019 at 100% of the principal amount of the notes, plus accrued and unpaid interest and including liquidated damages, if any, up to but not including the date of repurchase, payable in cash.

        Upon a change in control, holders may require that all or a portion of their notes be repurchased for an amount payable in cash equal to 100% of the principal amount of the notes plus accrued and unpaid interest and liquidated damages, if any, up to but not including the date of repurchase.

        The notes are Harrah's Operating's senior unsecured obligations and rank equally in right of payment to all of its existing and future senior indebtedness and senior to all of its existing and future subordinated indebtedness. The notes are effectively subordinated to Harrah's Operating's future secured indebtedness, if any, to the extent of the value of the assets securing such indebtedness. The notes are structurally subordinated to all liabilities of our subsidiaries.

        Notes that have not been registered pursuant to the Securities Act of 1933 are eligible for trading on the PORTAL Market of the Nasdaq Stock Market. Any notes sold by means of this prospectus are not expected to remain eligible for trading on the PORTAL Market. We do not intend to list the notes for trading on any national securities exchange or on the Nasdaq National Market.

        We will not receive any proceeds from the resale of the notes or the shares of common stock hereunder.

        Investing in the notes involves risks some of which are described in the "Risk Factors" section beginning on page 10 of this prospectus.

        None of the Securities and Exchange Commission, any state securities commission or any gaming regulatory authority has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or the investment merits of the notes offered hereby. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2005.

TABLE OF CONTENTS

INCORPORATION OF INFORMATION BY REFERENCE	ii
WHERE YOU CAN FIND MORE INFORMATION	iii
FORWARD-LOOKING STATEMENTS	iii
MARKET DATA	iv
SUMMARY	1
RISK FACTORS	10
USE OF PROCEEDS	17
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY	17
REGULATION AND LICENSING	18
DESCRIPTION OF THE NOTES	20
DESCRIPTION OF CAPITAL STOCK	38
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	41
SELLING SECURITY HOLDERS	51
PLAN OF DISTRIBUTION	52
VALIDITY OF THE SECURITIES	54
EXPERTS	54

        In making your investment decision, you should rely on the information contained in this prospectus, including the information we are incorporating by reference, and your own examination of us and the terms of the notes. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

i

INCORPORATION OF INFORMATION BY REFERENCE

        We "incorporate by reference" the information Harrah's Entertainment files with the Securities and Exchange Commission, or the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement. We incorporate by reference the documents of Harrah's Entertainment and Horseshoe Gaming Holding Corp. listed below and any future filings made by Harrah's Entertainment with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

  •
  Harrah's Entertainment's Annual Report on Form 10-K for the year ended December 31, 2004 (including all exhibits thereto);

  •
  Harrah's Entertainment's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005 (including all exhibits thereto);

  •
  Harrah's Entertainment's Proxy Statement on Schedule 14A dated March 3, 2005;

  •
  Harrah's Entertainment's Current Reports on Form 8-K dated July 16, 2004 (as amended by Form 8-K/A filed on September 2, 2004), March 7, 2005, March 11, 2005, April 26, 2005, April 27, 2005, May 2, 2005, May 20, 2005, May 24, 2005, May 27, 2005, June 3, 2005, June 8, 2005, June 10, 2005, June 13, 2005, June 17, 2005, June 20, 2005, June 23, 2005, July 8, 2005, July 21, 2005, July 22, 2005, July 28, 2005, August 22, 2005, August 25, 2005 (as amended by Form 8-K/A filed on September 15, 2005), September 12, 2005 and September 14, 2005 (including, in each case, as applicable the exhibits thereto);

  •
  Harrah's Entertainment's Registration Statement on Form S-4 filed on October 20, 2004, as amended by Amendment No. 1 filed on December 20, 2004 and Amendments No. 2 and No. 3 filed on January 24, 2005;

  •
  the description of the rights agreement contained in Harrah's Entertainment's Registration Statement on Form 8-A dated September 16, 1996 and any amendment or report filed with the SEC for the purpose of updating such description;

  •
  the description of Harrah's Entertainment's common stock contained in Harrah's Entertainment's Registration Statement on Form 10 dated December 18, 1989 and any amendment or report filed with the SEC for the purpose of updating such description;

  •
  Horseshoe Gaming Holding Corp.'s Annual Report on Form 10-K for the year ended December 31, 2003 (including all exhibits thereto); and

  •
  Caesars' Annual Report on Form 10-K for the year ended December 31, 2004 (including all exhibits thereto) except for Part II, Items 6, 7 and 8, and Part IV, Item 15(a)(2).

        You may request a free copy of these filings by writing or telephoning us at the following address:

Attention: Corporate Secretary
Harrah's Entertainment, Inc.
One Harrah's Court
Las Vegas, Nevada 89119
(702) 407-6000

        In addition, you may obtain copies of the information relating to us, without charge, by sending an e-mail to investors@harrahs.com. You may obtain copies of some of this information by making a request through our investor relations website at http://investor.harrahs.com.

WHERE YOU CAN FIND MORE INFORMATION

        Harrah's Entertainment is subject to the informational reporting requirements of the Exchange Act, and in accordance with these requirements, it files reports, proxy statements and other information with the SEC. The reports, proxy statements and other information may be inspected and copied at the public reference facilities of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Harrah's Entertainment's SEC filings are available to the public at the SEC's website at http://www.sec.gov.

        The address of our internet site is http://www.harrahs.com. We make available free of charge on or through our internet site Harrah's Entertainment's annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after Harrah's Entertainment electronically files such material with, or furnishes it to, the SEC. Any internet addresses provided in this prospectus are for informational purposes only and are not intended to be hyperlinks. Accordingly, no information in any of these internet addresses is included herein.

FORWARD-LOOKING STATEMENTS

        This prospectus and the other documents incorporated by reference into this prospectus contain or may contain "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. We have based these forward looking statements on our current expectations about future events. Further, statements that include the words such as "may," "project," "might," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," "continue" or "pursue," or the negative of these words or other words or expressions of similar meaning may identify forward-looking statements. These forward-looking statements are found at various places throughout this prospectus and the documents incorporated by reference. These forward-looking statements, including, without limitation, those relating to future actions, new projects, strategies, future performance, the outcome of contingencies such as legal proceedings and future financial results, in each case relating to us, wherever they occur in this prospectus or the other documents incorporated by reference herein, are necessarily estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this prospectus and incorporated by reference into this prospectus. In addition to the risk factors identified elsewhere, important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

  •
  the effect of economic, credit and capital market conditions on the economy in general, and on gaming and hotel companies in particular;

  •
  construction factors, including delays, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues;

  •
  the effects of competition, including locations of competitors and operating and market competition;

  •
  the effects of environmental and structural building conditions relating to our properties;

  •
  the ability to timely and cost-effectively integrate into our operations the companies that we acquire, including with respect to our acquisition of Caesars;

  •
  access to available and feasible financing on a timely basis;

  •
  the ability of purchasers of any of our assets subject to sale agreements to close the purchases on a timely basis;

  •
  changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies;

  •
  litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation;

  •
  the ability of customer-tracking, customer loyalty and yield-management programs to continue to increase customer loyalty and same store or hotel sales;

  •
  the ability to recoup costs of capital investments through higher revenues;

  •
  the effects of Hurricane Katrina on our Gulf Coast and New Orleans casinos and on the surrounding communities;

  •
  acts of war or terrorist incidents; and

  •
  abnormal gaming holds.

        You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or, in the case of documents incorporated by reference, as of the date of those documents. We do not undertake any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as required by law.

MARKET DATA

        Market data used throughout this prospectus including information relating to our relative position in the casino and gaming industry is based on our good faith estimates, which estimates we based upon our review of internal surveys, independent industry publications and other publicly available information. Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness.

SUMMARY

        In this prospectus, the words "Harrah's Entertainment" refer to Harrah's Entertainment, Inc., a Delaware corporation, the words "Harrah's Operating" refer to Harrah's Operating Company, Inc., a Delaware corporation and wholly-owned subsidiary of Harrah's Entertainment, and the words "Harrah's," "we," "our," "ours," and "us" refer to Harrah's Entertainment and its consolidated subsidiaries, including without limitation Harrah's Operating, unless otherwise stated or the context otherwise requires. The following summary contains basic information about this offering. It may not contain all the information that is important to you. We urge you to read this entire prospectus carefully, including the "Risk Factors" section and the documents identified under "Incorporation of Information by Reference" and "Where You Can Find More Information." The "Description of the Notes" section of this prospectus contains more detailed information regarding the terms and conditions of the notes.

The Company

        We are one of the leading casino entertainment providers in the world. Harrah's Entertainment's business is conducted through Harrah's Operating, a wholly-owned subsidiary, which owns or manages through various subsidiaries more than 40 casinos in three countries with more than 3 million square feet of gaming space and approximately 40,000 hotel rooms. Our casino entertainment facilities, operating primarily under the Harrah's, Caesars and Horseshoe brand names, include twenty land-based casinos, fourteen riverboat or dockside casinos (including our Gulf Coast properties), a combination greyhound racetrack and casino, a combination thoroughbred racetrack and casino, and four managed casinos on Indian lands. We also operate casinos on three cruise ships. See "—Recent Developments."

        Our principal executive offices are located at One Harrah's Court, Las Vegas, Nevada 89119. Our telephone number is (702) 407-6000. The address of our internet site is http://www.harrahs.com. Any internet addresses provided in this prospectus are for informational purposes only and are not intended to be hyperlinks. Accordingly, no information in any of these internet addresses is included herein.

Summary of Property Information

        The following table sets forth our gaming operations as of June 30, 2005, including number of hotel rooms, slots and gaming tables, and casino square footage. The table and accompanying footnotes also include updated information based on our available estimates of the effects of Hurricane Katrina.

Market/Property	Type of Casino	Casino Square Footage(1)	Hotel Rooms(1)		Slots(1)	Gaming Tables(1)
Atlantic City, New Jersey
Harrah's Atlantic City	Land-based	140,500	1,630		4,000	100
Showboat Atlantic City	Land-based	124,400	1,310		4,010	70
Bally's Atlantic City	Land-based	225,800	1,740		5,580	220
Caesars Atlantic City	Land-based	130,900	1,220		3,160	120
Las Vegas, Nevada
Harrah's Las Vegas	Land-based	87,700	2,530		1,370	90
Rio	Land-based	107,000	2,530		1,190	150
Caesars Palace	Land-based	126,700	2,400	(2)	1,800	110
Paris Las Vegas	Land-based	85,000	2,920		1,420	90
Bally's Las Vegas	Land-based	66,400	2,810		1,380	60
Flamingo Las Vegas	Land-based	76,800	3,550		1,980	90

Lake Tahoe, Nevada
Harrah's Lake Tahoe	Land-based	57,600	530		880	70
Bill's Lake Tahoe	Land-based	18,000	—		380	20
Harveys Lake Tahoe	Land-based	63,300	740		920	80
New Orleans, Louisiana
Harrah's New Orleans(3)	Land-based	125,100	—	(3)	2,020	120
Reno, Nevada
Harrah's Reno	Land-based	57,000	930		1,000	60
Reno Hilton(4)	Land-based	107,000	2,000		1,110	50
Laughlin, Nevada
Harrah's Laughlin	Land-based	47,000	1,560		930	40
Flamingo Laughlin(5)	Land-based	57,200	1,910		1,420	50
Lake Charles, Louisiana
Harrah's Lake Charles	Dockside	60,000	260		1,250	70
Chicago, Illinois area
Harrah's Joliet (Illinois)(6)	Dockside	39,200	200		1,190	20
Horseshoe Hammond (Indiana)	Dockside	48,300	—		2,000	50
Metropolis, Illinois
Harrah's Metropolis	Dockside	29,800	120	(8)	1,180	30
Mississippi Gulf Coast
Grand Casino Biloxi(7)	Dockside	134,000	980		2,630	100
Grand Casino Gulfport(7)	Dockside	105,000	1,000		2,080	90
Tunica, Mississippi
Horseshoe Tunica	Dockside	63,000	510		1,980	90
Grand Casino Tunica	Dockside	136,000	1,360		2,450	100
Sheraton Casino & Hotel	Dockside	31,000	130		1,390	40
Southern Indiana
Caesars Indiana	Dockside	87,000	500		2,330	140
Council Bluffs, Iowa
Harrah's Council Bluffs	Dockside	28,000	250		1,220	40
Bluffs Run Casino(9)	Greyhound racing facility and land-based casino	41,600	—		1,640	—
Bossier City, Louisiana
Louisiana Downs	Thoroughbred racing facility and land-based casino	14,900	—		1,400	—
Horseshoe Bossier City	Dockside	29,900	610		1,630	60
North Kansas City, Missouri
Harrah's North Kansas City	Dockside	60,100	200	(10)	1,700	60
St. Louis, Missouri
Harrah's St. Louis	Dockside	120,000	500		2,830	90
Phoenix, Arizona
Harrah's Phoenix Ak-Chin(11)	Indian reservation	48,000	150		880	20
Cherokee, North Carolina
Harrah's Cherokee(11)	Indian reservation	80,000	250	(12)	3,170	30

Topeka, Kansas
Harrah's Prairie Band(11)(13)	Indian reservation	34,900	300	1,110	30
San Diego, California
Harrah's Rincon(11)	Indian reservation	69,900	650	1,600	50
Punta del Este, Uruguay
Conrad Punta del Este Resort and Casino(14)	Land-based	44,500	300	500	90
Ontario, Canada
Casino Windsor(15)	Land-based	100,000	390	3,270	85
Cruise Ships
S.S. Crystal Harmony(16)	Cruise ship	3,000	—	90	8
S.S. Crystal Symphony(16)	Cruise ship	4,000	—	120	8
S.S. Crystal Serenity(16)	Cruise ship	4,000	—	90	8

Total		3,119,500	38,970	74,280	2,899

(1)
Approximate.

(2)
Construction on a hotel tower with 949 rooms was completed in August 2005.

(3)
Harrah's New Orleans is closed as a result of damage caused by Hurricane Katrina in August 2005. We are currently unable to estimate when the facility will reopen. Construction on a hotel tower with approximately 450 rooms has been suspended. Construction on the hotel tower is expected to commence once services are restored to the New Orleans area and is expected to be completed in second quarter 2006.

(4)
In May of 2005, Caesars entered into an agreement to sell this property. The transaction is expected to close during the fourth quarter of 2005.

(5)
This property is held for sale.

(6)
We have an 80 percent ownership interest in and manage this property.

(7)
In August 2005, our Grand Casino Biloxi and Grand Casino Gulfport were significantly damaged by Hurricane Katrina. We are unable to provide estimated reopening dates for these properties. See "—Recent Developments."

(8)
We own a 12.5 percent special limited partnership interest in a hotel adjacent to the Metropolis facility. A new 258-room hotel on the Metropolis facility to be owned by us is under construction and is expected to be completed in the second quarter of 2006.

(9)
The property is owned by us, leased to the operator, and managed by us for the operator for a fee pursuant to an agreement that expires in October 2024. The Bluffs Run Casino will be rebranded as a Horeshoe casino in connection with a renovation and expansion scheduled for completion in the first quarter of 2006. The greyhound racetrack will retain the Bluffs Run brand.

(10)
Construction of a hotel addition with approximately 206 rooms is currently underway and is expected to be completed in the last half of 2005.

(11)
These properties are owned by federally recognized Indian tribes. We have entered into management agreements with these tribes.

(12)
Construction on a hotel tower with approximately 320 additional rooms was completed in July 2005 at Harrah's Cherokee.

(13)
We will not renew the management agreement for this property when it expires in January 2008.

(14)
We have an 86 percent ownership interest in and manage this property.

(15)
We have a 50 percent interest in Windsor Casino Limited, which operates Casino Windsor. The province of Ontario owns the complex.

(16)
We operate the Caesars Palace at Sea casinos on three cruise ships owned by Crystal Cruises, Inc. under an agreement that expires in December 2005.

Recent Developments

        We are currently unable to estimate the full extent of damage from Hurricane Katrina to our Harrah's New Orleans casino. However, we believe that our Grand Casino Biloxi and Grand Casino Gulfport are significantly damaged. We are unable to provide estimated re-opening dates for each of these properties.

        We have property damage and business interruption insurance which applies to all of our assets in the New Orleans and Mississippi Gulf Coast areas. We are working closely with our insurance carriers and claims adjusters to ascertain the full extent of the damage and the insurance amounts due to us. However, we have deductibles for this insurance and cannot, at this time, estimate the total loss, net of insurance proceeds.

        We believe that the impact on the surrounding communities, including damage to the infrastructure, major roads, utilities and the residential and commercial properties in these areas could negatively impact the local gaming industry and tourism for an extended period of time.

Ratio Of Earnings To Fixed Charges

        The following table sets forth information with respect to Harrah's Entertainment's consolidated ratios of earnings to fixed charges for the periods indicated:

			Fiscal Year Ended December 31,
	Six Months Ended June 30, 2005
			2004		2003		2002		2001		2000
Ratio of earnings to fixed charges	2.5	x	2.7	x	2.6	x	2.7	x	2.0	x	2.0	x

        For purposes of computing this ratio, "earnings" consist of income before income taxes plus fixed charges (excluding capitalized interest) and minority interests (relating to subsidiaries whose fixed charges are included in the computation), excluding equity in undistributed earnings of less-than-50%-owned-investments. "Fixed charges" include interest whether expensed or capitalized, amortization of debt expense, discount or premium related to indebtedness and such portion of rental expense that we deem to be representative of interest. As required by the rules which govern the computation of this ratio, both earnings and fixed charges are adjusted where appropriate to include the financial results for Harrah's Entertainment's nonconsolidated majority-owned subsidiaries.

The Notes

Issuer	Harrah's Operating Company, Inc. (as successor to Caesars Entertainment, Inc.)
Securities Offered
Approximately $98.1 million aggregate principal amount of Floating Rate Contingent Convertible Senior Notes Due 2024, which the trustee under the indenture governing the notes has informed us are still "Registrable Securities" under the registration rights agreement that was entered into in connection with the original issuance of the notes. As of September 14, 2005, there were $375.0 million aggregate principal amount of such notes outstanding.
Maturity	April 15, 2024.
Parent Guarantee	Harrah's Entertainment has irrevocably and unconditionally guaranteed, on an unsecured senior basis, the payment of all obligations of Harrah's Operating under the notes.
Ranking	The notes and parent guarantee will be unsecured senior obligations of Harrah's Operating and Harrah's Entertainment and will, respectively:
• rank equally and ratably with all existing and future unsecured and unsubordinated debt of Harrah's Operating and Harrah's Entertainment;
• rank senior to all existing and future subordinated debt of Harrah's Operating and Harrah's Entertainment;
• be effectively junior to any secured debt of Harrah's Operating and Harrah's Entertainment; and
• be effectively junior to all existing and future debt and other liabilities of Harrah's Operating's subsidiaries.

At June 30, 2005, the notes ranked equal in right of payment with approximately $9.9 billion of other senior indebtedness outstanding, including approximately $2.1 billion under our credit facility. Of our total indebtedness, $133.6 million represented obligations of Harrah's Operating's subsidiaries, all of which effectively ranked senior to the notes.
Interest
The notes bear interest at an annual rate equal to the three-month LIBOR, adjusted quarterly. Interest is payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, each an interest payment date.

Conversion Rights	Holders will be able to convert the notes into cash and shares of Harrah's Entertainment's common stock prior to the maturity date in the following circumstances:
•
during any fiscal quarter, if the common stock price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the fiscal quarter preceding the quarter in which the conversion occurs is more than 120% of the Conversion Price in effect on that 30th trading day;
	•	if we have called the particular notes for redemption and the redemption has not yet occurred;
•
during the five trading-day period immediately after any five consecutive trading-day period in which the trading price of $1,000 principal amount of the notes for each day of such five consecutive trading-day period was less than 95% of the product of the common stock price on such day multiplied by the Conversion Rate on such day; or
	•	upon the occurrence of specified corporate transactions described under "Description of the Notes—Conversion Rights."

Upon the occurrence of any of the circumstances described above, holders may convert any outstanding notes into cash and shares of Harrah's Entertainment's common stock at the current Conversion Price per share of $68.31. This represents a conversion rate of approximately 14.64 shares of common stock per $1,000 principal amount of notes. Subject to certain exceptions described in "Description of the Notes," once notes are tendered for conversion, the value (the "Conversion Value") of the cash and shares of Harrah's Entertainment's common stock, if any, to be received by a holder converting $1,000 principal amount of the notes will be determined by multiplying the Conversion Rate by the Ten Day Average Closing Stock Price (as defined below). We will deliver the Conversion Value to holders as follows: (1) an amount in cash (the "Principal Return") equal to the lesser of (a) the aggregate Conversion Value of the notes to be converted and (b) the aggregate principal amount of the notes to be converted, (2) if the aggregate Conversion Value of the notes to be converted is greater than the Principal Return, an amount in whole common shares of Harrah's Entertainment (the "Net Shares"), determined as set forth below, equal to such aggregate Conversion Value less the Principal Return (the "Net Share Amount"), and (3) an amount in cash in lieu of any fractional shares of Harrah's Entertainment common stock. We will pay the Principal Return and cash in lieu of fractional shares and deliver the Net Shares, if any, as promptly as practicable after determination of the Net Share Amount. The number of Net Shares to be paid will be determined by dividing the Net Share Amount by the Ten Day Average Closing Stock Price. The Ten Day Average Closing Stock Price will be the average of the closing per share prices of Harrah's Entertainment's common stock on the New York Stock Exchange on the ten consecutive trading days beginning on the second trading day following the day the notes are submitted for conversion.
In certain circumstances the Conversion Price will be subject to adjustment. See "Description of the Notes—Conversion Rights—Conversion Price Adjustments."

If Harrah's Entertainment declares a cash dividend or cash distribution to all or substantially all of the holders of Harrah's Entertainment's common stock, the Conversion Price shall be decreased to equal the price determined by multiplying the Conversion Price in effect immediately prior to the record date for such dividend or distribution by the following fraction:
(Pre-Dividend Sale Price—Dividend Adjustment Amount) (Pre-Dividend Sale Price)

"Pre-Dividend Sale Price" means the average common stock price for the three consecutive trading days ending on the trading day immediately preceding the record date for such dividend or distribution. "Dividend Adjustment Amount" means the full amount of the dividend or distribution to the extent payable in cash applicable to one share of Harrah's Entertainment's common stock.

The "common stock price" on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date for Harrah's Entertainment's common stock as reported in composite transactions on the principal United States securities exchange on which the common stock is traded or, if Harrah's Entertainment's common stock is not listed on a United States national or regional securities exchange, as reported by The Nasdaq System.
A "trading day" means any regular or abbreviated trading day of the New York Stock Exchange.

Upon conversion of the notes, the holder will not receive any additional cash payment representing accrued but unpaid interest and liquidated damages, if any. See "Description of the Notes—Conversion Rights."

Optional Redemption
Other than as may be required by applicable gaming regulations, we will not be able to redeem the notes before April 20, 2009. We will be able to redeem some or all of the notes at any time on or after April 20, 2009, at a price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest and liquidated damages, if any, up to but not including the date of redemption, payable in cash. See "Description of the Notes—Optional Redemption of the Notes."
Repurchase of Notes at the Option
Holders will be able to require us to repurchase all or a portion of their notes on of the Holder April 15, 2009, 2014 and 2019 for a repurchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest and liquidated damages, if any, up to but not including the date of repurchase, payable in cash. See "Description of the Notes—Repurchase of Notes at the Option of the Holder."
Change in Control
If a change in control, as that term is defined in "Description of the Notes—Right to Require Repurchase of Notes upon a Change in Control," occurs, holders will have the right to require us to repurchase all or a portion of their notes for a period of time after the change in control. The repurchase price will be equal to 100% of the principal amount of the notes, plus accrued and unpaid interest and liquidated damages, if any, up to but not including the date of repurchase, payable in cash.
Sinking Fund	None.
Use of Proceeds
The net proceeds from the sale of the securities by this prospectus will be received by the selling security holders. We will not receive any of the proceeds from any sale by any selling security holder of the securities covered by this prospectus.
Book-Entry Form
The notes were issued in book-entry form and are represented by permanent global certificates deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Beneficial interests in any of the securities are shown on, and transfers are effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances. See "Description of the Notes—Book-Entry System."

U.S. Federal Income Tax Considerations
For U.S. federal income tax purposes, the notes are being treated as indebtedness subject to the Treasury Regulations governing contingent payment debt instruments. Under the contingent payment debt instrument regulations, a holder will be required to accrue original issue discount on a constant yield to maturity basis at a rate comparable to the rate at which we would have issued a fixed rate non-convertible note on the date of the merger with Caesars. As a result, a holder generally will recognize interest income in advance of any cash payments on a note and will recognize taxable income significantly in excess of cash received while the notes are outstanding. In addition, a holder generally will be required to treat any gain realized upon a conversion, sale, redemption or other taxable disposition of a note as ordinary interest income, rather than capital gain. For purposes of computing gain upon conversion of a note, the amount realized by a holder will include the amount of cash and the fair market value of any Harrah's Entertainment common stock received.

The application of the contingent payment debt regulations is uncertain in several respects, and no ruling will be sought from the Internal Revenue Service regarding the tax treatment of the notes. Holders are urged to consult their tax advisors regarding the tax consequences of the ownership and disposition of the notes. See "Material U.S. Federal Income Tax Consequences."
Risk Factors	See "Risk Factors" and the other information in, and incorporated by reference into, this prospectus for a discussion of factors you should carefully consider before deciding to invest in the notes.
Listing of Common Stock	Harrah's Entertainment's common stock is listed on the New York Stock Exchange under the symbol "HET."

RISK FACTORS

        You should carefully consider the following factors in addition to the other information set forth in this prospectus and the documents incorporated by reference herein before making an investment in the notes. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Related to Harrah's Entertainment's Operations

If we are unable to effectively compete against our competitors, our profits will decline.

        The gaming industry is highly competitive and our competitors vary considerably by their size, quality of facilities, number of operations, brand identities, marketing and growth strategies, financial strength and capabilities, level of amenities, management talent and geographic diversity. In certain areas, such as Las Vegas, we compete with a wide range of casinos, some of which are significantly larger and offer substantially more non-gaming activities to attract customers. We also compete with other non-gaming resorts and vacation areas, and with various other entertainment businesses.

        In recent years, with fewer new markets opening for development, competition in existing markets has intensified. The expansion of existing casino entertainment properties, the increase in the number of properties and the aggressive marketing strategies of many of our competitors have increased competition in many markets in which we compete, and this intense competition is expected to continue. These competitive pressures have and are expected to continue to adversely affect our financial performance in certain markets.

        In particular, our business may be adversely impacted by the additional gaming and room capacity in Nevada, New Jersey, Mississippi, Missouri, Michigan, Indiana, Iowa, Illinois and Louisiana and in Canada and/or other projects not yet announced in any of the markets in which we operate. In addition, our operations located in the states of New Jersey and Nevada may be adversely impacted by the expansion of Native American gaming in New York and California.

We are subject to extensive governmental regulation and taxation policies, the enforcement of which could adversely impact our business, financial condition and results of operations.

        We are subject to extensive gaming regulations and political and regulatory uncertainty. Regulatory authorities at the U.S. Federal, state and local levels have broad powers with respect to the licensing of casino operations and may revoke, suspend, condition or limit our gaming or other licenses, impose substantial fines and take other actions, any one of which could adversely impact our business, financial condition and results of operations. From time to time, individual jurisdictions have also considered legislation or referendums, which could adversely impact our operations. The likelihood or outcome of similar legislation and referendums in the future cannot be predicted.

        The casino entertainment industry represents a significant source of tax revenues to the various jurisdictions in which casinos operate. From time to time, various state and federal legislators and officials have proposed changes in tax laws, or in the administration of such laws, including increases in tax rates, which would affect the industry. If adopted, such changes could adversely impact our business, financial condition and results of operations.

The development and construction of new hotels, casinos and gaming venues and the expansion of existing ones are susceptible to delays, cost overruns and other uncertainties, which could have an adverse impact on our business, financial condition and results of operations.

        We may decide to develop, construct and open new hotels, casinos and other gaming venues in response to opportunities that may arise in addition to continuing to develop projects that were undertaken by Caesars. Future development projects and acquisitions require significant capital commitments and could result in potentially dilutive issuances of equity securities, the incurrence of additional debt, guarantees of third party-debt, the incurrence of contingent liabilities and an increase in amortization expenses related to amortizing intangible assets, which could have a material adverse effect upon our business, financial condition and results of operations. The development and construction of new hotels, casinos and gaming venues and the expansion of existing ones are susceptible to various risks and uncertainties, such as:

  •
  the existence of acceptable market conditions and demand for the completed project;

  •
  general construction risks, including cost overruns, change orders and plan or specification modification, shortages of equipment, materials or skilled labor, labor disputes, unforeseen environmental, engineering or geological problems, work stoppages, fire and other natural disasters, construction scheduling problems and weather interferences;

  •
  changes and concessions required by governmental or regulatory authorities;

  •
  delays in obtaining, or inability to obtain, all licenses, permits and authorizations required to complete the project; and

  •
  disruption to our existing operations and facilities.

        Our failure to complete any new development or expansion project as planned, on schedule, within budget and in a manner that generates anticipated profits could have an adverse impact on our business, financial condition and results of operations.

We may not realize all of the anticipated benefits of the merger with Caesars.

        Our ability to realize the anticipated benefits of the merger with Caesars will depend, in part, on our ability to integrate the businesses of Caesars with our businesses. The combination of two independent companies is a complex, costly and time-consuming process. This process may disrupt the business of either or both of the companies, and may not result in the full benefits expected by us. The difficulties of combining the operations of the companies include, among others:

  •
  coordinating marketing functions;

  •
  unanticipated issues in integrating information, communications and other systems;

  •
  unanticipated incompatibility of purchasing, logistics, marketing and administration methods;

  •
  retaining key employees;

  •
  consolidating corporate and administrative infrastructures;

  •
  the diversion of management's attention from ongoing business concerns; and

  •
  coordinating geographically separate organizations.

        We cannot assure you that the combination of Caesars with us will result in the realization of the full benefits anticipated from the merger.

The risks associated with our international operations could reduce our profits.

        Some of our properties are located in countries outside the United States. International operations are subject to inherent risks including:

  •
  variation in local economies;

  •
  currency fluctuation;

  •
  greater difficulty in accounts receivable collection;

  •
  trade barriers;

  •
  burden of complying with a variety of international laws; and

  •
  political and economic instability.

        In addition, we have announced plans to develop and operate a casino in the United Kingdom, partnering with Quintain Estates and Development Group at the Wembley National Soccer Stadium in London. The statutory gaming laws of the United Kingdom were reformed on April 8, 2005. The legislation authorized one "regional" casino, which is anticipated to have approximately 1,250 U.S. style slot machines. The location of the regional casino has not been determined. Published reports have indicated that the location will be determined based on regeneration benefits.

Acts of terrorism and war may negatively impact our future profits.

        Terrorist attacks and other acts of war or hostility have created many economic and political uncertainties. We cannot predict the extent to which terrorism, security alerts or the war in Iraq will continue to directly or indirectly impact our business and operating results. For example, the United States Coast Guard is considering regulations designed to increase homeland security, which, if passed, could affect some of our properties and require significant expenditures to bring such properties into compliance. In addition, as a consequence of the threat of terrorist attacks and other acts of war or hostility in the future, premiums for a variety of insurance products have increased, and some types of insurance are no longer available. Given current conditions in the global insurance markets, we are predominately uninsured for losses and interruptions caused by terrorist acts and acts of war. If any such event were to affect our properties, we would likely be adversely impacted.

Work stoppages and other labor problems could negatively impact our future profits.

        Some of our employees are represented by labor unions. A lengthy strike or other work stoppages at one of our casino properties or construction projects could have an adverse effect on our business and results of operations. From time to time we have also experienced attempts to unionize certain of our non-union employees. While these efforts have achieved only limited success to date, we cannot provide any assurance that we will not experience additional and more successful union activity in the future.

Risks Related to Investment in the Notes and Harrah's Entertainment's Common Stock

You should consider the U.S. federal income tax consequences of owning the notes and any shares of Harrah's Entertainment's common stock that may be issued upon conversion of the notes.

        We are taking the position that the notes are indebtedness subject to the Treasury Regulations governing contingent payment debt instruments, but we cannot assure you that the Internal Revenue Service will not assert that the notes should be treated differently. Under the contingent payment debt instrument regulations, a holder will be required to accrue original issue discount on a constant yield to maturity basis at a rate comparable to the rate at which we would have issued a fixed rate non-convertible note on the date of the merger with Caesars. As a result, a holder generally will recognize interest income in advance of any cash payments on a note and will recognize taxable income significantly in excess of cash received while the notes are outstanding. In addition, under the contingent payment debt regulations, the conversion of a note will be taxable to the holder, and any gain realized by a holder on the conversion, sale, redemption or other taxable disposition of a note generally will be treated as ordinary interest income, rather than capital gain. For purposes of computing gain upon conversion of a note, the amount realized by a holder will include the amount of cash and the fair market value of any Harrah's Entertainment common stock received.

        Holders are urged to consult their tax advisors regarding the U.S. federal tax consequences of the ownership and disposition of the notes, and any Harrah's Entertainment common stock that may be issued upon conversion of the notes, in respect to their particular circumstances, as well as any tax consequences arising under any state, local or foreign tax laws. For more information, see "Material U.S. Federal Income Tax Consequences."

Our substantial indebtedness could adversely affect our financial results and prevent us from fulfilling our obligations under the notes.

        We currently have a significant amount of indebtedness. At June 30, 2005, our total consolidated indebtedness was approximately $10.5 billion. The indenture will not restrict our ability to borrow substantial additional unsecured indebtedness in the future. If new indebtedness is added to our current debt levels, the related risks that we now face could increase.

        Our levels of indebtedness, including our increased levels of debt in connection with the recently completed merger with Caesars, could have important consequences for you, as a holder of the notes, including:

  •
  limiting our ability to satisfy our obligations with respect to the notes;

  •
  increasing our vulnerability to general adverse economic and industry conditions;

  •
  limiting our ability to obtain additional financing to fund future working capital, capital expenditures, additional acquisitions and other general corporate requirements;

  •
  requiring a substantial portion of our cash flow from operations for the payment of principal of, and interest on, our indebtedness and reducing our ability to use our cash flow to fund working capital, capital expenditures and general corporate requirements;

  •
  limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

  •
  placing us at a disadvantage compared to competitors with less indebtedness.

Servicing our indebtedness will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

        Our ability to make payments on our indebtedness, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. Harrah's Entertainment is a holding company and Harrah's Operating conducts substantially all of its operations through its subsidiaries. As a result, our ability to meet our debt service obligations substantially depends upon our subsidiaries' cash flow and payments of funds to us by our subsidiaries. This ability, to some extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. An economic downturn in a region where we operate may adversely impact our business, results of operations and financial condition.

        Based on our current level of operations and recent acquisitions, including the acquisition of Caesars, we believe our cash flow from operations, available cash and available borrowings under our credit facility will be adequate to meet our liquidity needs for the foreseeable future. We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our credit facility in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

Although the notes are referred to as "senior notes," they will be effectively subordinated to our secured indebtedness and the indebtedness of Harrah's Operating's subsidiaries.

        The notes will be unsecured and therefore will be effectively subordinated to any secured indebtedness we may incur to the extent of the value of the assets securing such indebtedness. In the event of a bankruptcy or similar proceeding involving us, our assets which serve as collateral will be available to satisfy the obligations under any secured indebtedness before any payments are made on the notes. In addition, Harrah's Operating's subsidiaries will not guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of Harrah's Operating's subsidiaries, creditors of these subsidiaries will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to Harrah's Operating, except to the extent we may also have a claim as a creditor. At June 30, 2005, the notes were effectively junior to approximately $133.6 million of indebtedness of subsidiaries of Harrah's Operating.

Federal and state statutes allow courts, under specific circumstances, to avoid guarantees and require note holders to return payments received from guarantors.

        Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a court could void a guarantee or subordinate a guarantee to all of our other debts or all other debts of a guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness and:

  •
  the guarantor was insolvent or rendered insolvent by reason of such incurrence;

  •
  the guarantor was engaged in a business or transaction for which our or the guarantor's remaining assets constituted unreasonably small capital; or

  •
  the guarantor intended to incur, or believed that it would incur, debts beyond our or its ability to pay such debts as they mature.

        In addition, a court could void any payment by us or the guarantor pursuant to the notes or a guarantee and require that payment be returned to the guarantor, or to a fund for the benefit of our creditors or the creditors of the guarantor.

        The measures of insolvency for purposes of these fraudulent transfer laws may vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets;

  •
  if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        On the basis of historical financial information, recent operating history and other factors, we believe that we and the parent guarantor, after giving effect to its guarantee of these notes, was not insolvent, did not have unreasonably small capital for the business in which we are or it is engaged and did not incur debts beyond our or its ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our or the parent guarantor's conclusions in this regard.

You may require us to repurchase the notes upon a change of control and we cannot assure you that there will be sufficient funds to repurchase the notes.

        Upon the occurrence of certain "change in control" events, the indenture requires that we offer to purchase all of the outstanding notes at a purchase price in cash equal to 100% of the principal amount plus accrued and unpaid interest and liquidated damages, if any. We cannot assure you that we would have access to sufficient funds to purchase outstanding notes upon any "change of control" event under the indenture. Our inability to repurchase all the notes tendered would constitute an event of default under the indenture and could, in turn, result in an event of default under our other outstanding indebtedness. In addition, any indebtedness that we incur to refinance the notes may not be (and with respect to indebtedness incurred under our current unsecured credit facility, would not be) subordinated to the outstanding notes and may take on the form of secured debt.

Upon conversion of the notes, you may receive less proceeds than expected because the value of Harrah's Entertainment's common stock may decline between the day that you exercise your conversion right and the day the value of your shares is determined.

        The Conversion Value that you will receive upon conversion of your notes is in part determined by the average of the closing price per share of Harrah's Entertainment's common stock for the ten trading days beginning on the second trading day after which the notes are tendered for conversion. Accordingly, if the price of Harrah's Entertainment's common stock decreases after you tender your notes for conversion, the Conversion Value you receive may be adversely affected.

We may not have sufficient funds to pay the Principal Return on the notes.

        Upon conversion of the notes, we will be required to pay the Principal Return on such notes. If a significant number of holders were to tender their notes for conversion at any given time, we may not have the financial resources available to pay the Principal Return on all such notes tendered for conversion.

Before conversion, holders of the notes will not be entitled to any stockholder rights, but will be subject to all changes affecting Harrah's Entertainment's shares.

        If you hold notes, you will not be entitled to any rights with respect to shares of Harrah's Entertainment's common stock, including voting rights and rights to receive dividends or distributions. However, the common stock you receive upon conversion of your notes will be subject to all changes affecting Harrah's Entertainment's common stock. Except for limited cases under the adjustments to the conversion price, you will be entitled only to rights that we may grant with respect to shares of Harrah's Entertainment's common stock if and when we deliver shares to you upon your election to convert your notes into shares. For example, if we seek approval from shareholders for a potential merger, or if an amendment is proposed to Harrah's Entertainment's certificate of incorporation or by-laws that requires shareholder approval, holders of notes will not be entitled to vote on the merger or amendment.

The price of Harrah's Entertainment's common stock, and therefore the price of the notes, may fluctuate significantly, which may make it difficult for holders to resell the notes or the shares of common stock issuable upon conversion of the notes when desired or at attractive prices.

        During 2004, the sale price of Harrah's Entertainment's common stock on the New York Stock Exchange ranged from $43.94 to $67.25 per share and from January 1, 2005 to September 14, 2005, the price has ranged from $61.72 to $79.69 per share. The closing sale price of Harrah's Entertainment's common stock on September 14, 2005 was $68.95 per share. Harrah's Entertainment's stock price may fluctuate in response to a number of events and factors, such as variations in operating results, actions by various regulatory agencies, litigation, market perceptions of our financial reporting, changes in financial estimates and recommendations by securities analysts, the actions of rating agencies, the operating and stock price performance of other companies that investors may deem comparable to us, and news reports relating to trends in our markets or general economic conditions.

        Because the notes are convertible into shares of Harrah's Entertainment's common stock, volatility or depressed prices for the common stock could have a similar effect on the trading price of the notes. Holders who receive common stock upon conversion also will be subject to the risk of volatility and depressed prices of Harrah's Entertainment's common stock. In addition, the existence of the notes may encourage short selling in Harrah's Entertainment's common stock by market participants because the conversion of the notes could depress the price of the common stock.

Future issuances of our securities could dilute your ownership.

        As of September 13, 2005, there were 4,642,117 shares of Harrah's Entertainment's common stock underlying vested stock options. In addition, in the future, we could decide to raise additional funds through public or private debt or equity financing to fund our operations. If we raise funds by issuing equity securities of Harrah's Entertainment, the percentage ownership of current stockholders will be reduced, and the new equity securities may have rights prior to those of the common stock issuable upon conversion of the notes. We cannot predict the effect, if any, that future sales of Harrah's Entertainment's common stock or notes, or the availability of shares of the common stock or notes for future sale, will have on the market price of the common stock or notes. Sales of substantial amounts of Harrah's Entertainment's common stock (including shares issued upon the exercise of stock options or warrants or the conversion of the notes), or the perception that such sales could occur, may adversely affect prevailing market prices for the common stock and notes.

We cannot assure you that the market for the notes will provide you sufficient liquidity in the event you desire to sell your notes.

        We do not intend to list the notes on any national securities exchange or to seek the admission of the notes for quotation through the Nasdaq Stock Market, Inc. The liquidity of the limited trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for these types of securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that the limited market for the notes will provide you sufficient liquidity in the event you desire to sell your notes.

USE OF PROCEEDS

        We will not receive any proceeds from the resale of the notes or the shares of common stock offered by this prospectus.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

        Harrah's Entertainment's common stock trades on the New York Stock Exchange under the symbol "HET." The following table sets forth, for the calendar quarters indicated, the high and low sale prices of Harrah's Entertainment's common stock on the New York Stock Exchange Composite Tape. On September 14, 2005, the closing price of Harrah's Entertainment's common stock was $68.95 per share.

	Common Stock Price
	High	Low
2003
First Quarter	$40.75	$30.30
Second Quarter	44.30	34.20
Third Quarter	44.11	38.65
Fourth Quarter	49.94	40.85
2004
First Quarter	$56.40	$48.90
Second Quarter	57.50	50.86
Third Quarter	55.21	43.94
Fourth Quarter	67.25	52.78
2005
First Quarter	$70.20	$61.72
Second Quarter	75.05	63.36
Third Quarter (through September 14, 2005)	79.69	66.16

        As of September 14, 2005, there were 10,189 holders of record of Harrah's Entertainment's common stock.

        The holders of Harrah's Entertainment's common stock receive dividends if and when declared by the Harrah's Entertainment's board of directors. In January and May 2005, Harrah's Entertainment's board of directors declared dividends of $.33 per share of Harrah's Entertainment's common stock, which were paid on February 23, 2005, based on Harrah's Entertainment's stockholders of record on February 9, 2005, and May 25, 2005, based on Harrah's Entertainment's stockholders of record on May 11, 2005. In July 2005, Harrah's Entertainment's board of directors declared a dividend of $.3625 per share of Harrah's Entertainment's common stock, which was paid on August 24, 2005, based on Harrah's Entertainment's stockholders of record on August 10, 2005. In July and October 2004, Harrah's Entertainment's board of directors declared dividends of $0.33 per share of Harrah's Entertainment's common stock, which were paid on August 25, 2004, based on Harrah's Entertainment's stockholders of record on August 11, 2004, and November 24, 2004, based on Harrah's stockholders of record on November 10, 2004. In February and April 2004, Harrah's Entertainment's board of directors declared dividends of $0.30 per share of Harrah's Entertainment's common stock, which were paid on February 25, 2004, based on Harrah's Entertainment's stockholders of record on February 11, 2004, and May 26, 2004, based on Harrah's Entertainment's stockholders of record on May 12, 2004. In addition, quarterly cash dividends of $0.30 per share of Harrah's Entertainment's common stock were also declared and paid in the third and fourth quarters of 2003.

REGULATION AND LICENSING

        The ownership and operation of casino gaming facilities are subject to extensive governmental regulation. Each of the jurisdictions in which we operate gaming facilities requires us to hold various licenses, findings of suitability, registrations, permits, and approvals, collectively referred to herein as Gaming Licenses. Under the gaming laws of Nevada, New Jersey, Mississippi, Missouri, Louisiana, Illinois, Indiana, Iowa, Arizona, California, Kansas, North Carolina, Canada and Uruguay, and our corporate charter, holders of our securities may be required, under certain circumstances, to dispose of the securities. If the holder refuses to do so, we may be required to repurchase the security. In addition, the management contracts and the operation of gaming and casinos on Indian land in the United States are subject to the Indian Gaming Regulatory Act, which is administered by the National Indian Gaming Commission.

        Consequently, each holder of notes, by accepting any notes, will be deemed to have agreed to be bound by the requirements imposed by the gaming authorities in any jurisdictions we, or any of our subsidiaries, conduct or propose to conduct gaming activities. See "Description of Notes—Mandatory Disposition Pursuant to Gaming Laws." In addition, under the indenture governing the notes, each holder and beneficial owner of notes, by accepting or otherwise acquiring an interest in any notes, will be deemed to have agreed to apply for a license, qualification, or finding of suitability if and to the extent required by the gaming authorities in any jurisdiction in which we, or any of our subsidiaries, conduct or propose to conduct gaming activities. In such an event, if a holder of notes fails to apply or become licensed or qualified or is found unsuitable, we shall have the right, at our option:

  •
  to require the holder to dispose of its notes or beneficial interest therein within 30 days of receiving notice of our election or such earlier date as may be requested or prescribed by a gaming authority; or

  •
  to redeem the notes at a redemption price equal to the lesser of (1) the holder's cost or (2) 100% of the principal amount thereof, plus accrued and unpaid interest to the earlier of the redemption date and the date of the finding of unsuitability, which may be less than 30 days following the notice of redemption if so requested or prescribed by the gaming authority.

        We will not be responsible for any costs or expenses incurred by any such holder or beneficial owner in connection with its application for a license, qualification or finding of suitability. Harrah's Operating's charter also expressly provides that debt securities issued by Harrah's Operating may be redeemed if a holder of such securities is found unsuitable by any governmental agency.

        The Nevada Gaming Commission, the New Jersey Casino Control Commission, the Mississippi Gaming Commission, the Missouri Gaming Commission, the Louisiana Gaming Control Board, the Illinois Gaming Board, the Indiana Gaming Commission, the Alcohol and Gaming Commission of Ontario and the Internal Auditors Bureau of Uruguay under the authority of the Executive Forum of the Oriental Republic of Uruguay may also, among other things, limit, condition, suspend or revoke a Gaming License or approval to own the stock or joint venture interests of any of our operations in such licensing authority's jurisdiction, for any cause deemed reasonable by such licensing authority. Substantial fines or forfeiture of assets for violations of gaming laws or regulations may be levied against us, such subsidiaries and joint ventures and the persons involved. The suspension or revocation of any of our Gaming Licenses or the levy on us of substantial fines or forfeiture of assets could have a material adverse effect on our business.

        Under Nevada and Mississippi law, we may not make a public offering of our securities without the prior approval of the applicable gaming commission if we intend to use the offering proceeds to construct, acquire or finance a gaming facility, or retire or extend existing obligations incurred for such purposes. On November 18, 2004, the Nevada Gaming Commission granted Harrah's Entertainment and Harrah's Operating prior approval to make offerings for a period of two years, subject to certain conditions. The Chairman of the Nevada State Gaming Control Board may rescind this approval for good cause without prior notice upon the issuance of an interlocutory stop order. We received a similar two-year approval from the Mississippi Gaming Commission on November 19, 2003. These prior approvals do not constitute a finding, recommendation or approval by the Nevada Gaming Commission, the Nevada State Gaming Control Board or the Mississippi Gaming Commission as to the accuracy or adequacy of this prospectus, or the investment merits of the notes. Any representation to the contrary is unlawful. Additionally, Indiana requires approval of any debt transaction involving $1 million or more. Indiana has approved the issuance of the notes. Under Indiana law, a riverboat owner licensee or any other person may not lease, hypothecate, borrow money against or loan money against an owner's riverboat gaming license.

        To date, we have obtained all Gaming Licenses necessary for the operation of our gaming activities. Gaming Licenses and related approvals, however, are deemed to be privileges under the laws of the jurisdictions in which we conduct gaming activities, and no assurances can be given that any new Gaming Licenses that may be required in the future will be granted or that existing Gaming Licenses will not be revoked or suspended.

        The foregoing is only a summary of the applicable regulatory requirements. For a more detailed description of the applicable regulatory requirements, including requirements under gaming laws and our corporate charter, see "Governmental Regulation" filed as Exhibit 99 to Harrah's Entertainment's Annual Report on Form 10-K for the year ended December 31, 2004 and "Business—Regulation and Licensing" in Caesars' Annual Report on Form 10-K for the year ended December 31, 2004, incorporated by reference into this prospectus.

DESCRIPTION OF THE NOTES

        The notes issued were issued under an indenture, dated as of April 7, 2004, with U.S. Bank National Association, as trustee, which was supplemented as of November 4, 2004 and June 13, 2005. The indenture was amended and restated as of July 28, 2005 and supplemented as of September 9, 2005. In connection with the merger with Caesars, Harrah's Operating Company assumed all of the obligations under the notes and the indenture. The following description is only a summary of the material provisions of the notes and the related indenture, as amended. We urge you to read the indenture and the notes in their entirety because they, and not this description, define your rights as holders of the notes. You may obtain copies of these documents by visiting the SEC's website at www.sec.gov as set forth under the caption "Where You Can Find More Information," or you may request copies of these documents at our address shown under the caption "Where You Can Find More Information." The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. For purposes of this section, references to "we," "us," "our" and "Harrah's Operating" include only Harrah's Operating Company, Inc. and not its subsidiaries and references to "Harrah's Entertainment" include only Harrah's Entertainment, Inc. and not its subsidiaries.

General

        The notes were issued in an aggregate principal amount of $375,000,000. The notes are our senior unsecured obligations and will mature on April 15, 2024, unless earlier redeemed at our option as described under "—Optional Redemption of the Notes," repurchased by us at a holder's option on certain dates as described under "—Repurchase of Notes at the Option of the Holder," or upon a change in control of Harrah's Operating as described under "—Right to Require Repurchase of Notes Upon a Change in Control" or converted at a holder's option as described under "—Conversion Rights."

        Harrah's Entertainment has irrevocably and unconditionally guaranteed, on an unsecured senior basis, the payment of all obligations of Harrah's Operating under the notes.

        The indenture does not contain any restriction on the payment of dividends, the incurrence of indebtedness or liens or the repurchase of our securities, and does not contain any financial covenants. Other than as described under "—Right to Require Repurchase of Notes Upon a Change in Control," the indenture contains no covenants or other provisions that afford protection to holders of notes in the event of a highly leveraged transaction.

Interest

        The notes bear interest at a per annum rate equal to the three-month LIBOR, adjusted quarterly.

        Interest is payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year. Interest on the notes accrues from the date on which it was most recently paid. We will make each interest payment to persons who are holders of record of the notes at the close of business on the immediately preceding January 1, April 1, July 1 and October 1, whether or not this day is a business day. Interest (including liquidated damages, if any) payable upon redemption or repurchase will be paid to the person to whom principal is payable unless the redemption or repurchase date is between the close of business on any record date for the payment of interest and the opening of business on the related interest payment date. Interest on the notes is computed on the basis of a 360-day year comprised of twelve 30-day months. We will pay the principal of, and interest (including liquidated damages, if any) on, the notes at the office or agency maintained by us with the trustee in the Borough of Manhattan in New York City. We reserve the right to pay interest to holders of any notes in certificated form by check mailed to the holders at their registered addresses. However, a holder of such notes with an aggregate principal amount in excess of $1,000,000 may request payment by wire transfer in immediately available funds to an account in North America.

        The interest rate will be determined by the trustee acting as calculation agent. The interest rate for each quarterly period will be reset on the first day of such quarterly period (which we refer to as the interest adjustment date), which will be the interest payment date for the immediately preceding quarterly period. The adjusted interest rate will be based upon the three-month LIBOR, determined on the second preceding London banking day prior to the applicable interest adjustment date (the "Interest Determination Date") as described below.

        The term "three-month LIBOR" means, with respect to any Interest Determination Date:

          (a)   the rate for three-month deposits in United States dollars commencing on the second London banking day succeeding the Interest Determination Date, that appears on the Moneyline Telerate Page 3750 (as described below) as of 11:00 a.m., London time, on the Interest Determination Date; or

          (b)   if no rate appears on the particular Interest Determination Date on the Moneyline Telerate Page 3750, the rate calculated by the calculation agent as the arithmetic mean of at least two offered quotations obtained by the calculation agent after requesting the principal London offices of each of four major reference banks in the London interbank market to provide the calculation agent with its offered quotation for deposits in United States dollars for the period of three months, commencing on the second London banking day succeeding the Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that Interest Determination Date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; or

          (c)   if fewer than two offered quotations referred to in clause (b) are provided as requested, the rate calculated by the calculation agent as the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York time, on the particular Interest Determination Date by three major banks in the City of New York selected by the calculation agent for loans in United States dollars to leading European banks for a period of three months commencing on the second London banking day succeeding the Interest Determination Date, and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; or

          (d)   if the banks so selected by the calculation agent are not quoting as mentioned in clause (c), the three-month LIBOR in effect immediately prior to the particular Interest Determination Date.

        "Moneyline Telerate Page 3750" means the display on Moneyline Telerate (or any successor service) on such page (or any other page as may replace such page on such service) or such other service or services as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying the London interbank rates of major banks for United States dollars.

        "London banking day" means a day on which commercial banks are open for business, including dealings in United States dollars, in London, England.

        The term "business day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

Parent Guarantee of Notes

        Harrah's Entertainment has irrevocably and unconditionally guaranteed, on an unsecured senior basis, the payment of all obligations of Harrah's Operating under the notes. If Harrah's Operating defaults in the payment of the principal of, premium, if any, or interest on such notes when and as the same shall become due, whether upon maturity, acceleration, call for redemption or otherwise, without the necessity of action by the trustee or any holder of such notes, Harrah's Entertainment shall be required promptly and fully to make such payment. The indenture provides for the release of Harrah's Entertainment as guarantor of the notes in certain circumstances, including circumstances in which:

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  Harrah's Operating ceases to be a wholly owned subsidiary of Harrah's Entertainment; or

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  Harrah's Entertainment or Harrah's Operating transfers all or substantially all of its assets to, or merges with, another entity as described under "—Consolidation, Merger and Sale of Assets," and (1) such transferee entity assumes Harrah's Entertainment's obligations under the parent guarantee and (2) such transfer or merger otherwise complies with the requirements of such covenant; or

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  Harrah's Entertainment liquidates.

        Harrah's Entertainment conducts substantially all of its business through Harrah's Operating and its subsidiaries and does not own any material assets other than the common stock of Harrah's Operating. As such, Harrah's Entertainment is dependent upon the receipt of dividends or other payments from Harrah's Operating to make payments on the parent guarantee.

Conversion Rights

        Subject to the restrictions described in this "Description of the Notes," a holder may convert any outstanding notes into cash and, if applicable, shares of Harrah's Entertainment common stock at the current "Conversion Price" per share of $68.31 in accordance with the conversion mechanism set forth below. This represents a "Conversion Rate" of approximately 14.64 shares of Harrah's Entertainment's common stock per $1,000 in principal amount of the notes.

        The Conversion Price and resulting Conversion Rate are subject to further adjustment as described below under "—Conversion Price Adjustments." A holder may convert notes only in denominations of $1,000 and integral multiples of $1,000.

General

        Holders are able to surrender notes for conversion into cash, and if applicable, shares of Harrah's Entertainment's common stock prior to the maturity date in the following circumstances:

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  during any calendar quarter, if the common stock price (as defined below) for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter preceding the quarter in which the conversion occurs is more than 120% of the Conversion Price on that 30th trading day;

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  if we have called the particular notes for redemption and the redemption has not yet occurred;

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  during the five trading-day period immediately after any five consecutive trading-day period in which the average trading price of $1,000 principal amount of the notes for each day of such five consecutive trading-day period was less than 95% of the product of the common stock price on such day multiplied by the Conversion Rate on such day; or

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  upon the occurrence of specified corporate transactions.

        Subject to certain exceptions described below under "—Conversion Upon Satisfaction of Trading Price Condition" and "—Conversion Upon Specified Corporate Transactions," once notes are tendered for conversion, holders tendering the notes will be entitled to receive, per $1,000 principal amount of notes, cash and, if applicable, shares of Harrah's Entertainment's common stock, the aggregate value of which (the "Conversion Value") will be equal to the product of:

          (1)   the Conversion Rate then in effect; and

          (2)   the average of the common stock prices for the ten consecutive trading days (appropriately adjusted to take into account the occurrence during such period of stock splits and similar events) beginning on the second trading day immediately following the day the notes are tendered for conversion (the "Ten Day Average Closing Stock Price").

        Subject to certain exceptions described below and under "—Conversion Upon Satisfaction of Trading Price Condition" and "—Conversion Upon Specified Corporate Transactions," we will deliver the Conversion Value of the notes surrendered for conversion to converting holders as follows:

          (1)   an amount in cash (the "Principal Return") equal to the lesser of (a) the aggregate Conversion Value of the notes to be converted and (b) the aggregate principal amount of the notes to be converted;

          (2)   if the aggregate Conversion Value of the notes to be converted is greater than the Principal Return, an amount in whole shares of Harrah's Entertainment common stock (the "Net Shares"), determined as set forth below, equal to such aggregate Conversion Value less the Principal Return (the "Net Share Amount"); and

          (3)   an amount in cash in lieu of any fractional shares of common stock.

        The number of Net Shares to be paid will be determined by dividing the Net Share Amount by the Ten Day Average Closing Stock Price. The cash payment for fractional shares also will be based on the Ten Day Average Closing Stock Price.

        The Conversion Value, Principal Return, Net Share Amount and the number of Net Shares will be determined by us at the end of the ten consecutive trading-day period beginning on the second trading day immediately following the day the notes are tendered for conversion (the "Determination Date").

        Harrah's Entertainment and Harrah's Operating will pay the Principal Return and cash in lieu of fractional shares and deliver the Net Shares, if any, as promptly as practicable after the Determination Date, but in no event later than four business days thereafter.

        Delivery of the Principal Return, Net Shares and cash in lieu of fractional shares will be deemed to satisfy our obligation to pay the principal amount of the notes and accrued interest and any liquidated damages payable on the notes, except as described below. Accrued interest and any liquidated damages will be deemed paid in full rather than canceled, extinguished or forfeited. Harrah's Entertainment will not adjust the Conversion Price to account for accrued interest.

        Except as described in this paragraph, no holder of notes will be entitled, upon conversion of the notes, to any actual payment or adjustment on account of accrued but unpaid interest (including liquidated damages, if any) on a converted note, or on account of dividends or distributions on shares of our common stock issued in connection with the conversion. If notes are converted after a regular record date and prior to the opening of business on the next interest payment date, including the date of maturity, holders of such notes at the close of business on the regular record date will receive the interest (and liquidated damages, if any) payable on such notes on the corresponding interest payment date notwithstanding the conversion. In such event, when the holder surrenders the note for conversion, the holder must deliver payment to us of an amount equal to the interest payable on the interest payment date (including liquidated damages, if any) on the principal amount to be converted. The foregoing sentence will not apply to notes called for redemption on a redemption date within the period between the close of business on the record date and the opening of business on the interest payment date, or to notes surrendered for conversion on the interest payment date.

        If you wish to exercise your conversion right, you must deliver an irrevocable conversion notice in accordance with the provisions of the indenture, together, if the notes are in certificated form, with the certificated security, to the trustee who will, on your behalf, convert the notes into cash and shares of Harrah's Entertainment's common stock. You may obtain copies of the required form of the conversion notice from the trustee. If a holder of a note has delivered notice of its election to have such note repurchased at the option of such holder on April 15, 2009, 2014 and 2019 or as a result of a change in control, such note may be converted only if the notice of election is withdrawn as described under

"—Repurchase of the Notes at the Option of the Holder" or "—Right to Require Repurchase of Notes Upon a Change of Control."

        The "common stock price" on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date for Harrah's Entertainment's common stock as reported in composite transactions on the principal United States securities exchange on which Harrah's Entertainment's common stock is traded or, if Harrah's Entertainment's common stock is not listed on a United States national or regional securities exchange, as reported by The Nasdaq System.

        A "trading day" means any regular or abbreviated trading day of The New York Stock Exchange.

Conversion Upon Satisfaction of Common Stock Price Condition

        A holder may surrender any of its notes for conversion during any fiscal quarter commencing after the issuance of the notes, if the common stock price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the fiscal quarter preceding the quarter in which the conversion occurs is more than 120% of the Conversion Price on that 30th trading day.

Conversion Upon Notice of Redemption

        A holder may surrender for conversion any note called for redemption at any time prior to the close of business on the day that is two business days prior to the redemption date, even if the notes are not otherwise convertible at such time.

Conversion Upon Satisfaction of Trading Price Condition

        A holder may surrender any of its notes for conversion during the five trading-day period immediately after any five consecutive trading-day period in which the trading price of $1,000 in principal amount of the notes (as determined following a request by a holder of the notes in accordance with the procedures described below) for each day of such five consecutive trading-day period was less than 95% of the product of the common stock price on such day multiplied by the number of shares issuable upon conversion of $1,000 in principal amount of the notes (the "trading price condition"); provided that, if on the date of any conversion pursuant to the trading price condition, the common stock price on such date is greater than the Conversion Price on such date but less than 120% of the Conversion Price on such date, then the Conversion Value the holder will be entitled to receive will be equal to the principal amount of the notes surrendered plus accrued but unpaid interest (including liquidated damages, if any) as of the conversion date.

        The "trading price" of the notes on any date of calculation means the average of the secondary market bid quotations per $1,000 in principal amount of notes obtained by the trustee for $5,000,000 in principal amount of the notes at approximately 3:30 p.m., New York City time, on such calculation date from three independent nationally recognized securities dealers we select, provided that if at least three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids will be used, and if only one such bid can reasonably be obtained by the trustee, this one bid will be used. If the trustee cannot reasonably obtain at least one bid for $5,000,000 in principal amount of the notes from a nationally recognized securities dealer or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the trading price of the notes will be determined in good faith by a member firm of the New York Stock Exchange selected by Harrah's Operating.

        The trustee will have no obligation to determine the trading price of the notes unless we have requested such determination in writing, and we will have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price of the notes on any date would be less than 95% of the product of the common stock price on such date and the Conversion Rate then in effect. At such time, we will instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price of the notes is greater than or equal to 95% of the product of the common stock price and the Conversion Rate.

Conversion Upon Specified Corporate Transactions

        If Harrah's Entertainment elects to:

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  distribute to all holders of Harrah's Entertainment's common stock rights, warrants or options entitling them to subscribe for or purchase, for a period expiring not more than 60 days after the date of distribution, shares of Harrah's Entertainment's common stock at less than the average common stock price for the ten trading days immediately preceding the date that such distribution was first publicly announced; or

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  distribute to all holders of Harrah's Entertainment's common stock cash, other assets, debt securities or certain rights or warrants to purchase Harrah's Entertainment's securities, which distribution has a per share value exceeding 10% of the common stock price on the trading day immediately preceding the date that such distribution was first publicly announced, we must notify the holders of notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion until the earlier of the close of business on the business day prior to the ex-dividend date or Harrah's Entertainment's announcement that such distribution will not take place. This provision does not apply if the holder of a note otherwise participates in the distribution on an as-converted basis solely into shares of Harrah's Entertainment's common stock at the then applicable Conversion Price without conversion of such holder's notes.

        If Harrah's Entertainment or Harrah's Operating is a party to a consolidation, merger, share exchange, sale of all or substantially all of its properties and assets or other similar transaction, in each case pursuant to which the shares of Harrah's Entertainment's common stock would be converted into cash, securities or other property, a holder may surrender its notes for conversion into the merger consideration received by holders of Harrah's Entertainment's common stock at any time from and after the effective date of such transaction until and including the date that is 15 days after the effective date of such transaction. The right to convert notes into the merger consideration during the 15-day period following such a transaction shall be to the exclusion of any right to convert the notes to receive the Principal Return or the Net Share Amount. If the transaction also constitutes a change in control, such holder can instead require us to repurchase all or a portion of its notes as described under "—Right to Require Repurchase of Notes Upon a Change in Control."

Conversion Price Adjustments

        Harrah's Entertainment and Harrah's Operating will adjust the Conversion Price if (without duplication):

          (1)   Harrah's Entertainment issues shares of its common stock to all holders of shares of its common stock as a dividend or distribution on its common stock;

          (2)   Harrah's Entertainment subdivides or combines its outstanding common stock;

          (3)   Harrah's Entertainment issues to all holders of its common stock rights, warrants or options entitling them to subscribe for or purchase, for a period expiring not more than 60 days after the date of distribution, shares of its common stock at less than the average common stock price for the ten trading days immediately preceding the date that such distribution was first publicly announced; provided that no adjustment will be made if holders of the notes may participate in the transaction on a basis and with notice that Harrah's Entertainment's board of directors determines to be fair and appropriate;

          (4)   Harrah's Entertainment distributes to all holders of its common stock evidences of its indebtedness, shares of its capital stock (other than shares of Harrah's Entertainment's common stock), other securities or other assets, or rights, warrants or options, excluding (a) those rights, warrants or options referred to in clause (3) above; (b) any dividend or distribution paid in cash referred to in clause (5) below; and (c) those dividends and distributions referred to in clause (1) above; provided that no adjustment will be made if holders of the notes may participate in the transaction on a basis and with notice that Harrah's Entertainment's board of directors determines to be fair and appropriate;

          (5)   Harrah's Entertainment declares a cash dividend or cash distribution to all of the holders of its common stock. If Harrah's Entertainment declares such a cash dividend or cash distribution, the Conversion Price shall be decreased to equal the price determined by multiplying the Conversion Price in effect immediately prior to the record date for such dividend or distribution by the following fraction:

(Pre-Dividend Sale Price - Dividend Adjustment Amount)
(Pre-Dividend Sale Price)

provided that no adjustment to the Conversion Price or the ability of a holder of a note to convert will be made if we provide that holders of notes will participate in the cash dividend or cash distribution without conversion; provided further, that if the numerator of the foregoing fraction is less than $1.00 (including a negative amount), then in lieu of any adjustment under this clause (5), adequate provision shall be made so that each holder of notes shall have the right to receive upon conversion, in addition to the cash and shares of common stock issuable upon such conversion, the amount of cash such holder would have received had such holder converted its notes immediately prior to the record date for such cash dividend or cash distribution at the Conversion Rate and for the Conversion Value in effect at such time. "Pre-Dividend Sale Price" means the average common stock price for the three consecutive trading days ending on the trading day immediately preceding the record date for such dividend or distribution. "Dividend Adjustment Amount" means the full amount of the cash dividend or cash distribution applicable to one share of Harrah's Entertainment's common stock; or

          (6)   Harrah's Entertainment or one of its subsidiaries makes a payment in respect of a tender offer or exchange offer, other than an odd-lot offer, for Harrah's Entertainment's common stock to the extent that the offer involves aggregate consideration that, together with any cash and the fair market value of any other consideration payable in respect of any tender or exchange offer by Harrah's Entertainment or any of its subsidiaries for shares of Harrah's Entertainment's common stock consummated within the preceding 12 months not triggering a Conversion Price adjustment, exceeds an amount equal to 12.5% of the market capitalization of Harrah's Entertainment's common stock on the expiration date of the tender offer.

        If the rights provided for in Harrah's Entertainment's rights agreement, dated as of October 5, 1996 (as amended from time to time), have separated from Harrah's Entertainment's common stock in accordance with the provisions of its rights plan so that the holders of the notes would not be entitled to receive any rights in respect of shares of Harrah's Entertainment's common stock issuable upon conversion of the notes, the Conversion Price will be adjusted as provided in clause (4) above, subject to readjustment in the event of expiration, termination or redemption of the rights. In lieu of any such adjustment, Harrah's Entertainment may amend the rights plan to provide that upon conversion of the notes, the holders will receive, in addition to the cash and shares of Harrah's Entertainment's common stock issuable upon such conversion, the rights that would have attached to such shares of common stock issuable upon conversion of the notes solely into shares of Harrah's Entertainment's common stock at the then applicable Conversion Price, if the rights had not become separated from Harrah's Entertainment's common stock under the rights plan. See "Description of Capital Stock—Special Stock." Harrah's Entertainment's existing rights plan expires on October 5, 2006. To the extent that Harrah's Entertainment adopts any future rights plan, upon conversion of the notes, you will receive, in addition to the cash and the shares of Harrah's Entertainment's common stock issuable upon such conversion, the rights under the future rights plan in respect of the shares of Harrah's Entertainment's common stock issuable upon conversion of the notes solely into shares of Harrah's Entertainment's common stock at the then applicable Conversion Price, whether or not the rights have separated from the common stock at the time of conversion, and no adjustment to the Conversion Price will be made in connection with any distribution of rights thereunder.

        If Harrah's Entertainment reclassifies its common stock or Harrah's Entertainment or Harrah's Operating is a party to a consolidation, merger, share exchange, sale of all or substantially all of its or our properties and assets or other similar transaction, in each case pursuant to which the shares of Harrah's Entertainment's common stock are converted into cash, securities, or other property, then at the effective time of the transaction until and including the date that is 15 days after the effective date of such transaction, a holder's right to convert its notes into cash and shares of Harrah's Entertainment's common stock will be changed into a right to convert such notes into the kind and amount of cash, securities and other property that such holder would have received if such holder had converted such notes solely into shares of Harrah's Entertainment's common stock at the then applicable Conversion Price immediately prior to the effective date of such transaction. If Harrah's Entertainment's stockholders have a right of election as to the kind or amount of cash, securities or other property receivable upon such reclassification, consolidation, merger, share exchange, sale or similar transaction, the holder of the notes shall have the right to elect to convert such notes into the kind and amount of cash, securities or other property receivable by Harrah's Entertainment's stockholders that exercised such election or the kind and amount of cash, securities or other property by Harrah's Entertainment's stockholders that did not exercise such election.

        After the end of the 15-day period, the notes will be convertible into the common stock of the surviving entity of such reclassification, consolidation, merger, share exchange, sale or similar transaction (or the parent of such entity, if Harrah's Entertainment's stockholders received the parent's common stock in such reclassification, consolidation, merger, share exchange, sale or similar transaction). In addition, such common stock will be the basis for determining the Conversion Value (with the initial Conversion Rate in respect of such common stock equal to the then-existing Conversion Rate multiplied by the number of shares (or fraction thereof) of such common stock issuable for each share of Harrah's Entertainment common stock in such transaction, assuming conversion of the notes entirely into Harrah's Entertainment's common stock, and the initial Conversion Price in respect of such common stock equal to the then-existing Conversion Price divided by such number of shares (or fraction thereof)).

        The Conversion Price will not be adjusted for the issuance of Harrah's Entertainment's common stock (or securities convertible into or exchangeable for Harrah's Entertainment's common stock), except as described above. For example, the Conversion Price will not be adjusted upon the issuance of shares of Harrah's Entertainment's common stock:

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  under any present or future employee benefit plan or program of Harrah's Entertainment; or

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  pursuant to the exercise of any option, warrant or right to purchase Harrah's Entertainment's common stock, the exchange of any exchangeable security for Harrah's Entertainment's common stock or the conversion of any convertible security into Harrah's Entertainment's common stock, in each case so long as such option, warrant, right to purchase, exchangeable security or convertible security is outstanding as of the date the notes are first issued.

        We will not issue fractional shares of common stock to a holder who converts a note. In lieu of issuing fractional shares, we will pay cash based on the Ten Day Average Closing Stock Price.

        If Harrah's Entertainment makes a distribution of property to its shareholders that would be taxable to them as a dividend for U.S. federal income tax purposes and the Conversion Price is decreased, this decrease will generally be deemed to be the receipt of taxable income by holders of the notes and would generally result in withholding taxes being imposed on non-U.S. holders (as defined in "Material U.S. Federal Income Tax Consequences"). Because this deemed income would not give rise to any cash from which any applicable withholding tax could be satisfied, we may set-off any such withholding tax against cash payments of interest payable on the notes. See "Material U.S. Federal Income Tax Consequences—U.S. Holders—Constructive Distributions" and "—Non-U.S. Holders—Dividends and Constructive Distributions."

        Harrah's Entertainment may from time to time reduce the Conversion Price if its board of directors determines that this reduction would be in the best interests of Harrah's Entertainment. Any such determination by Harrah's Entertainment's board of directors will be conclusive. Any such reduction in the Conversion Price must remain in effect for at least 20 trading days or such longer period as may be required by law. In addition, Harrah's Entertainment may from time to time reduce the Conversion Price if its board of directors deems it advisable to avoid or diminish any income tax to holders of Harrah's Entertainment's common stock resulting from any stock or rights distribution on the common stock.

Ranking

        The notes and the parent guarantee are unsecured senior obligations of Harrah's Operating and Harrah's Entertainment and rank equally and ratably with all existing and future unsecured and unsubordinated debt of Harrah's Operating and Harrah's Entertainment and senior to all existing and future subordinated debt of Harrah's Operating and Harrah's Entertainment. The notes and parent guarantee will be effectively junior to any secured debt of Harrah's Operating and Harrah's Entertainment and to all existing and future debt and other liabilities of Harrah's Operating's subsidiaries. At June 30, 2005, the notes ranked equal in right of payment with approximately $9.9 billion of other senior indebtedness outstanding, including approximately $2.1 billion under our credit facility. Of our total indebtedness, $133.6 million represented obligations of Harrah's Operating's subsidiaries, all of which effectively ranked senior to the notes.

Optional Redemption of the Notes

        Beginning on April 20, 2009, we may redeem the notes, in whole at any time, or in part from time to time, for cash at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest (including liquidated damages, if any) up to but not including the date of redemption. We will give not less than 30 days' nor more than 60 days' notice of redemption by mail to holders of the notes.

        If we opt to redeem less than all of the notes at any time, the trustee will select or cause to be selected the notes to be redeemed by any method that it deems fair and appropriate. In the event of a partial redemption, the trustee may select for redemption portions of the principal amount of any note in principal amounts of $1,000 and integral multiples thereof.

Repurchase of Notes at the Option of the Holder

        A holder has the right to require us to repurchase all or a portion of its notes on April 15, 2009, 2014 and 2019. We will repurchase the notes tendered pursuant to any of these put rights for an amount of cash equal to 100% of the principal amount of the notes on the date of repurchase, plus accrued and unpaid interest (including liquidated damages, if any) up to but not including the date of repurchase.

        We are required to give notice on a date not less than 30 business days prior to each date of repurchase to the trustee and all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things, the procedures that holders must follow to require us to repurchase their notes.

        The repurchase notice given by a holder electing to require us to repurchase its notes may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the date of repurchase.

        Payment of the repurchase price for the notes will be made promptly following the later of the date of repurchase and the time of delivery of the notes.

        If the paying agent holds money sufficient to pay the repurchase price of the note on the business day following the date of repurchase in accordance with the terms of the indenture, then, immediately after the date of repurchase, the note will cease to be outstanding, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the note.

        The repurchase notice given by a holder electing to require that we repurchase the holder's notes may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the repurchase date. The notice of withdrawal shall state:

  •
  the principal amount being withdrawn;

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  the principal amount, if any, not being withdrawn; and

  •
  if certificated notes have been issued, the certificate numbers of the notes being withdrawn.

        Our ability to repurchase notes may be limited by the terms of our then existing indebtedness or financing agreements. If we are obligated to repurchase the notes, there can be no assurance that we will be able to obtain all required consents under our then existing indebtedness or have available funds sufficient to repay indebtedness that restricts the repurchase of the notes under this provision, if any, and to pay the repurchase price for all the notes we may be required to repurchase. Our ability to pay cash to holders electing to require us to repurchase the notes also may be limited by our then existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases. We would need to seek third-party financing to the extent we do not have available funds to meet our repurchase obligations. However, there can be no assurance that we would be able to obtain any such financing. See "Risk Factors—Risks Related to Investment in the Notes and Harrah's Entertainment's Common Stock."

        No notes may be repurchased at the option of holders if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the repurchase price with respect to such notes.

Mandatory Disposition Pursuant to Gaming Laws

        Each holder, by accepting a note, is deemed to have agreed that if the gaming authority of any jurisdiction in which Harrah's Entertainment or any of its subsidiaries conducts or proposes to conduct gaming operations requires that a person who is a holder or the beneficial owner of notes (or an affiliate of such holder or beneficial owner) be licensed, qualified or found suitable under applicable gaming laws, such holder or beneficial owner, as the case may be, apply for a license, qualification or a finding of suitability within the required time period. If such person fails to apply or become licensed or qualified or is found unsuitable, we have the right, at any time, at our option:

          (a)   to require such person to dispose of its notes or beneficial interest therein within 30 days of receipt of notice of our election or such earlier date as may be requested or prescribed by such gaming authority, or

          (b)   to redeem such notes at a redemption price equal to the lesser of (1) such person's cost, (2) 100% of the principal amount thereof, plus accrued and unpaid interest (including liquidated damages, if any), to the earlier of the redemption date or the date of the finding of unsuitability, which redemption date may be less than 30 days following the notice of redemption if so requested or prescribed by the applicable gaming authority or (3) such lesser amount as may be required by an applicable gaming authority.

        Immediately upon a determination by a gaming authority that a holder or beneficial owner of notes (or an affiliate thereof) will not be licensed, qualified or found suitable or is denied license, qualification or finding of suitability, the holder or beneficial owner will not have any further right with respect to the notes to:

          (a)   exercise, directly or indirectly, through any person, any right conferred by the notes; or

          (b)   receive any interest (including liquidated damages, if any), or any other distribution or payment with respect to the notes, or any remuneration in any form from us for services rendered or otherwise, except for the redemption of the notes.

        We will notify the trustee in writing of any such redemption as soon as practicable. We will not be responsible for any costs or expenses any such holder or beneficial owner may incur in connection with its application for a license, qualification or a finding of suitability.

Mandatory Redemption

        Except as described in this prospectus under "—Right to Require Repurchase of Notes Upon a Change in Control", "—Repurchase of Notes at the Option of the Holder" and "—Mandatory Disposition Pursuant to Gaming Laws," we are not required to repurchase or redeem the notes. There are no sinking fund payments.

Right to Require Repurchase of Notes Upon a Change in Control

        If a change in control (as defined below) occurs, each holder of notes may require that we repurchase all or a portion of the holder's notes on the date fixed by us that is not less than 30 days nor more than 45 days after we give notice of the change in control. We will repurchase the notes for an amount of cash equal to 100% of the principal amount of the notes, plus accrued and unpaid interest (including liquidated damages, if any) up to but not including the date of repurchase.

        "Change in control" means the occurrence of one or more of the following events:

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  any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the properties and assets of Harrah's Entertainment of Harrah's Operating, to any person or group of related persons, as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (a "Group");

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  the approval by the holders of the capital stock of Harrah's Entertainment or Harrah's Operating of any plan or proposal for the liquidation or dissolution of Harrah's Entertainment or Harrah's Operating, as applicable, whether or not otherwise in compliance with the provisions of the indenture;

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  any person or Group, other than Harrah's Entertainment, any subsidiary of Harrah's Entertainment, or any employee benefit plan of Harrah's Entertainment or any such subsidiary, becomes the beneficial owner, directly or indirectly, of shares of capital stock of Harrah's Entertainment or Harrah's Operating entitling such person or Group to exercise more than 50% of the aggregate ordinary voting power of all shares of the voting stock of Harrah's Entertainment or Harrah's Operating;

  •
  the first day on which a majority of the members of Harrah's Operating's board of directors are not continuing directors; or

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  the first day on which a majority of the members of Harrah's Entertainment's board of directors are not parent continuing directors.

        The definition of "change in control" includes a phrase relating to the sale, lease, exchange or other transfer of "all or substantially all" of the properties and assets of Harrah's Entertainment or Harrah's Operating. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a sale, lease, exchange or other transfer of less than all of the properties and assets of Harrah's Entertainment or Harrah's Operating to another person or Group may be uncertain.

        The terms "beneficial owner" and "beneficially own" will be determined in accordance with Rules 13d-3 and 13d-5 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or any successor provision, except that (i) a person shall be deemed to have "beneficial ownership" of all shares of Harrah's Entertainment common stock that the person has the right to acquire, whether exercisable immediately or only after the passage of time and (ii) any percentage of beneficial ownership shall be determined using the definition in clause (i) in both the numerator and the denominator.

        "Continuing directors" means, as of any date of determination, any member of Harrah's Operating's board of directors who

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  was a member of such board of directors on the date of the original issuance of the notes; or

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  was nominated for election or elected to such board of directors with the approval of a majority of the continuing directors who were members of such board at the time of such nomination or election.

        "Parent continuing directors" means, as of any date of determination, any member of Harrah's Entertainment's board of directors who

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  was a member of such board of directors on the date the merger of Caesars with and into Harrah's Operating became effective; or

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  was nominated for election or elected to such board of directors with the approval of a majority of the parent continuing directors who were members of such board at the time of such nomination or election.

        On or before the 30th day after a change in control, we must mail to the trustee and all holders of the notes a notice of the occurrence of the change in control and of the repurchase right arising as a result thereof, stating the procedures that a holder of notes must follow in order to exercise the repurchase right.

        On the date of repurchase, we will deposit with a paying agent an amount of money sufficient to pay the aggregate repurchase price of the notes that is to be paid on the date of repurchase. Payment of the repurchase price for the notes will be made promptly following the later of the date of repurchase and the time of delivery of the notes.

        If the paying agent holds money sufficient to pay the repurchase price of the note on the business day following the date of repurchase in accordance with the terms of the indenture, then, immediately after the date of repurchase, the note will cease to be outstanding, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the note.

        The repurchase notice given by a holder electing to require that we repurchase the holder's notes may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the repurchase date. The notice of withdrawal shall state:

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  the principal amount being withdrawn;

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  the principal amount, if any, not being withdrawn; and

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  if certificated notes have been issued, the certificate numbers of the notes being withdrawn.

        In connection with any change in control repurchase offer, we expect to comply with any tender offer rules under the Exchange Act that may then be applicable.

        Our ability to repurchase notes may be limited by the terms of our then existing indebtedness or financing agreements. We will use commercially reasonable efforts within 30 days following any change in control to

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  obtain the consents under all indebtedness required to permit the repurchase of the notes pursuant to a change in control offer; or

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  repay in full all indebtedness and terminate all commitments under all indebtedness, the terms of which would prohibit the repurchase of the notes under a change in control offer.

        If we are obligated to make a change in control offer, there can be no assurance that we will be able to obtain all required consents under our then existing indebtedness or have available funds sufficient to repay indebtedness that restricts the repurchase of the notes under this provision, if any, and to pay the change in control repurchase price for all the notes tendered under a change in control offer. Our ability to pay cash to holders of notes following the occurrence of a change in control also may be limited by our then existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases. We would need to seek third-party financing to the extent we do not have available funds to meet our repurchase obligations. However, there can be no assurance that we would be able to obtain any such financing. See "Risk Factors—Risks Related to Investment in the Notes and Harrah's Entertainment's Common Stock."

        The effect of these provisions granting the holders the right to require us to repurchase the notes upon the occurrence of a change in control may make it more difficult for any person or Group to acquire control of us or to effect a business combination with us.

        Our obligation to make a change in control offer will be satisfied if a third party makes the change in control offer in the manner and at the times and otherwise in compliance in all material respects with the requirements applicable to a change in control offer made by us and purchases all notes properly tendered and not withdrawn under the change in control offer.

        No notes may be repurchased at the option of holders related to a change in control offer if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the repurchase price with respect to such notes.

Consolidation, Merger and Sale of Assets

        Harrah's Operating may, without the consent of the holders of any of the notes, consolidate with or merge with or into any other person or sell, lease, exchange or otherwise transfer (in one transaction or a series of related transactions) all or substantially all its or its subsidiaries' properties and assets to any other person, if:

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  Harrah's Operating is the resulting or surviving corporation, or the successor, transferee or lessee, if other than Harrah's Operating, is a corporation, limited partnership, limited liability company or other business entity organized and validly existing under the laws of any U.S. jurisdiction and expressly assumes Harrah's Operating's obligations under the indenture and the notes by means of a supplemental indenture entered into with the trustee; and

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  immediately after giving effect to the transaction, no event of default and no event that, with notice or lapse of time, or both, would constitute an event of default, shall have occurred and be continuing.

        Harrah's Entertainment may, without the consent of holders of any of the notes, consolidate with or merge with or into any other person or sell, lease or convey all or substantially all of its assets (computed on a consolidated basis) to another person, and may permit any person to sell, lease or convey all or substantially all of its assets to Harrah's Entertainment, in a single transaction or a series of related transactions, if:

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  Harrah's Entertainment is the surviving corporation, or either the successor or transferee is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes, by a supplemental indenture, Harrah's Entertainment's obligations under the parent guarantee and the indenture, or Harrah's Entertainment is the surviving person; and

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  immediately after giving effect to the transaction, no event of default and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing.

        Under any consolidation, merger or any sale, lease, exchange or other transfer of properties and assets as described in the preceding paragraphs, the successor company will be Harrah's Entertainment's or Harrah's Operating's respective successor and shall succeed to, and be substituted for, and may exercise every right and power of, Harrah's Entertainment or Harrah's Operating, as applicable, under the indenture. Thereafter, Harrah's Entertainment or Harrah's Operating, as the case may be, will be released from its obligations and covenants under the indenture and the notes, except, in the case of Harrah's Operating, with respect to a lease of all or substantially all of its properties and assets.

Modification and Waiver

        Harrah's Entertainment, Harrah's Operating and the trustee may enter into one or more supplemental indentures that add, change or eliminate provisions of the indenture or modify the rights of the holders of the notes with the consent of the holders of at least a majority in principal amount of the notes then outstanding. However, without the consent of each holder of an outstanding note, no supplemental indenture may, among other things:

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  change the stated maturity of the principal of, or payment date of any installment of interest (including liquidated damages, if any) on, any note;

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  reduce the principal amount or redemption price of, or the rate of interest (including liquidated damages, if any) on, any note, whether upon acceleration, redemption or otherwise, or alter the manner of calculation of interest or the rate of accrual thereof on any note;

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  change the currency in which the principal of any note or interest (including liquidated damages, if any) is payable;

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  impair the right to institute suit for the enforcement of any payment of any amount with respect to any note when due;

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  adversely affect the rights provided in the indenture to convert any note;

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  modify the provisions of the indenture relating to our requirement to repurchase notes

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  upon a change in control after the occurrence thereof; or

  •
  on April 15, 2009, 2014 and 2019;

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  reduce the percentage of principal amount of the outstanding notes necessary to modify or amend the indenture or to consent to any waiver provided for in the indenture;

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  waive a default in the payment of any amount or shares of common stock due in connection with any note; or

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  make changes to certain sections of the indenture relating to the waiver of past defaults, the holders' right to convert and amendments to the indenture that require consent of each holder.

        The holders of a majority in principal amount of the outstanding notes may, on behalf of the holders of all notes:

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  waive compliance by Harrah's Entertainment or Harrah's Operating with restrictive provisions of the indenture other than as provided in the preceding paragraph; and

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  waive any past default under the indenture and its consequences, except a default in the payment of the principal of, or redemption or purchase price of, or any interest (including liquidated damages, if any) on, any note or in respect of a provision that under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

        Without the consent of any holders of notes, Harrah's Entertainment, Harrah's Operating and the trustee may enter into one or more supplemental indentures for any of the following purposes:

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  to cure any ambiguity, omission, defect or inconsistency in the indenture;

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  to evidence a successor to Harrah's Entertainment or Harrah's Operating and the assumption by the successor of its obligations under the indenture and the notes;

  •
  to make any change that does not adversely affect the rights of any holder of the notes in any material respect;

  •
  to conform the text of the indenture or the notes to any provision of this Description of the Notes to the extent that such provision in this Description of the Notes was intended to be a verbatim recitation of a provision of the indenture or the notes; or

  •
  to comply with the provisions of the Trust Indenture Act, or with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

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  to evidence and provide for the acceptance of appointment under the indenture by a successor trustee with respect to the notes; or

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  to make provisions with respect to the conversion right of the holders pursuant to the requirements of the indenture.

Events of Default

        Each of the following is an event of default under the indenture:

          (1)   default in the payment of any interest (including liquidated damages, if any) upon the notes when it becomes due and payable, and continuance of such default for a period of 30 days;

          (2)   default in the payment of principal of (or premium, if any, on) the notes when due (including the failure to make cash payments due upon conversion, or make a payment to repurchase notes tendered pursuant to a change in control offer or the failure to repurchase notes at your option on April 15, 2009, 2014 and 2019);

          (3)   default in the performance, or breach, of any covenant or warranty of Harrah's Operating or Harrah's Entertainment in the indenture which default continues uncured for a period of 60 days after written notice to Harrah's Operating or Harrah's Entertainment by the trustee or to Harrah's Operating, Harrah's Entertainment and the trustee by the holders of at lease 25% in aggregate principal amount of the outstanding notes;

          (4)   an acceleration of the maturity of debt of Harrah's Operating (other than Non-recourse Debt), at any one time, in an aggregate amount in excess of the greater of $25.0 million and 5% of Consolidated Net Tangible Assets, if such acceleration is not annulled within 30 days after written notice to Harrah's Operating by the trustee and the holders of at least 25% in aggregate principal amount of the outstanding notes; and

          (5)   certain events of bankruptcy, insolvency or reorganization in respect of Harrah's Operating or any of its Significant Subsidiaries. For purposes of the foregoing, (1) "Non-recourse Debt" means debt the terms of which provide that the lender's claim for repayment of such debt is limited solely to a claim against the property which secures the debt and (2) "Consolidated Net Tangible Assets" means the total amount of assets (including investments in joint ventures) of Harrah's Operating and its subsidiaries (less applicable depreciation, amortization and other valuation reserves) after deducting therefrom (a) all current liabilities of Harrah's Operating and its subsidiaries (excluding (i) the current portion of long-term indebtedness, (ii) intercompany liabilities and (iii) any liabilities which are by their terms renewable or extendible at the option of the obligor thereon to a time more than 12 months from the time as of which the amount thereof is being computed) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and any other like intangibles, all as set forth on the most recent consolidated balance sheet of Harrah's Operating and computed in accordance with generally accepted accounting principles.

        If an event of default (other than an event of default specified in clause (5) above) occurs and is continuing, the trustee may, and at the written request of the holders of at least 25% in principal amount of outstanding notes shall, declare the principal of and accrued interest (including liquidated damages, if any) on all the notes to be due and payable by written notice to us, and such notice will specify the respective event of default and that it is a "notice of acceleration." Upon delivery of such notice, the principal of and accrued but unpaid interest (including liquidated damages, if any) on all the notes will become immediately due and payable.

        If an event of default specified in clause (5) above occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued but unpaid interest (including liquidated damages, if any) on all of the outstanding notes will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder.

        At any time after a declaration of acceleration with respect to the notes, the holders of a majority in aggregate principal amount of the notes may rescind and cancel such declaration and its consequences:

  •
  if the rescission would not conflict with any judgment or decree;

  •
  if all existing events of default have been cured or waived except nonpayment of principal or interest that has become due solely because of such acceleration;

  •
  if interest on overdue installments of interest (to the extent the payment of such interest is lawful) and on overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

  •
  if we have paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements and advances; and

  •
  in the event of the cure or waiver of an event of default of the type described in clause (3) above, the trustee has received an officers' certificate and an opinion of counsel that such event of default has been cured or waived.

        No such rescission shall affect any subsequent default or impair any rights arising from a subsequent default.

        The holders of a majority in aggregate principal amount of the notes at the time outstanding may waive any existing event of default under the indenture, and its consequences, except an event of default in the payment of the principal of or interest (including liquidated damages, if any) on any notes, an event of default in respect of a provision that cannot be amended without the consent of each holder of notes affected, or an event of default which constitutes a failure to convert any note in accordance with the terms of the indenture.

        The holders of the notes may not enforce the indenture or the notes except as provided in the indenture and under the Trust Indenture Act. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders. Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

        We are required to provide an officers' certificate to the trustee promptly upon our obtaining knowledge of any default or event of default under the indenture, describing such default or event of default and what action we are taking or propose to take with respect thereto. In addition, we must provide to the trustee an annual certification as to the existence of defaults and events of default under the indenture.

Discharge of the Indenture

        We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the notes have become due and payable, whether at stated maturity or any redemption date, or any repurchase date, or upon conversion or otherwise, cash or shares of Harrah's Entertainment's common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture.

Book-Entry System

        The notes were issued in the form of global securities held in book-entry form. DTC or its nominee is the sole registered holder of the notes for all purposes under the indenture. Owners of beneficial interests in the notes represented by the global securities hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in any such securities are shown on, and transfers are effected only through, records maintained by DTC and its direct and indirect participants. Any such interests may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of their interests, including any right to convert or require repurchase of their interests in the notes, in accordance with the procedures and practices of DTC. Beneficial owners are not holders and are not entitled to any rights under the global securities or the indenture. We and the trustee, and any of our respective agents, may treat DTC as the sole holder and registered owner of the global securities.

Exchange of Global Securities

        The notes, represented by one or more global securities, are exchangeable for certificated securities in fully registered form with the same terms only if:

  •
  DTC is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days;

  •
  we decide to discontinue use of the system of book-entry transfer through DTC or any successor depositary; or

  •
  an event of default under the indenture has occurred and is continuing, and DTC notifies the trustee that it elects to cause the issuance of certificated notes.

        DTC has advised us as follows. DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" for registered participants, and it facilitates the settlement of transactions among its participants in those securities through electronic computerized book-entry changes in participants' accounts, eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, including banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Concerning the Trustee

        U.S. Bank National Association is trustee under the indenture.

        The holders of a majority in principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. If an event of default under the indenture occurs (which is not cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security or indemnity satisfactory to it against any loss, liability or expense.

        The indenture contains certain limitations on the rights of the trustee, should it become a creditor of ours, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trustee Indenture Act) after a default has occurred and is continuing, it must eliminate such conflict within 90 days or apply to the SEC for permission to continue or resign.

Governing Law

        The indenture and the notes are governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

        This prospectus describes certain general terms of Harrah's Entertainment's capital stock. For a more detailed description of these securities, we refer you to the applicable provisions of Delaware law and Harrah's Entertainment's Certificate of Incorporation and Bylaws.

General

        Harrah's Entertainment's Certificate of Incorporation authorizes it to issue up to 720,000,000 shares of common stock, par value $0.10 per share. As of September 13, 2005, Harrah's Entertainment had 183,693,033 shares of common stock issued and outstanding. In addition, as of September 13, 2005, there were 5,338,102 shares of Harrah's Entertainment's common stock reserved for issuance under its stock option plans.

        Holders of Harrah's Entertainment's common stock are entitled to receive dividends when declared by its Board of Directors out of funds legally available for such purpose. Holders of common stock will receive such dividends if they are (1) permitted by the agreements governing our then outstanding debt and (2) subject to rights of any Harrah's Entertainment's preferred stockholders with senior dividend rights.

        In the event of any liquidation, dissolution or winding-up of Harrah's Entertainment's affairs, holders of its common stock will share proportionately in all lawful distributions of its assets remaining after payment of all debts and other liabilities and payment of any liquidation preference on any shares of Harrah's Entertainment's preferred stock which might then be outstanding.

        The holders of Harrah's Entertainment's common stock are entitled to one vote per share, and are not entitled to cumulative voting rights in the election of Harrah's Entertainment's directors. Holders of common stock also do not have conversion or preemptive rights to subscribe for any of Harrah's Entertainment's stock or other securities which it may issue.

        All of Harrah's Entertainment's outstanding shares of common stock are fully paid and nonassessable.

Redemption

        While holders of common stock do not have redemption rights, Harrah's Entertainment may redeem its common stock if, among other things, a holder is determined by any gaming regulatory agency to be unsuitable, has an application for a license or permit rejected, or has a previously issued license or permit rescinded, suspended, revoked or not renewed, or, Harrah's Entertainment's Board of Directors determines that redemption is necessary to avoid any regulatory sanctions against, or to prevent the loss of, or to secure the reinstatement of, any license, franchise or entitlement from any governmental agency held by Harrah's Entertainment, any of its affiliates, or any entity its or any such affiliate owns, which license, franchise or entitlement is:

  •
  conditioned upon some or all of the holders of any class or series of Harrah's Entertainment's stock possessing prescribed qualifications; or

  •
  needed to allow the conduct of any portion of the respective business operations of Harrah's Entertainment, its affiliates or such other entities.

        The redemption price will be equal to the mean average closing price (as determined pursuant to the Certificate of Incorporation) for the shares of common stock for each of the 45 trading days preceding the date notice of redemption is given. If the shares of common stock are not traded on any securities exchange or in the over-the-counter market, the redemption price will be determined by Harrah's Entertainment's Board of Directors in good faith. The redemption price as to any stockholder who purchased any shares of common stock subject to redemption within 120 days of the redemption date need not exceed the purchase price paid by him for any common stock (unless the Board of Directors determines otherwise).

        The redemption price for such shares may be paid in any combination of cash or debt or equity securities of Harrah's Entertainment or any of its subsidiaries or any other corporation, having such terms and conditions as approved by Harrah's Entertainment's Board of Directors.

        If less than all the shares of common stock are to be redeemed, the shares to be redeemed shall be selected in such a manner as shall be determined by the Board of Directors.

        From and after the redemption date or such earlier date as mandated by applicable law, regulation or rule, any and all rights of whatever nature, which may be held by the owners of shares selected for redemption (including without limitation any rights to vote or participate in dividends declared on stock), shall cease and terminate and they shall be entitled only to receive the cash or securities payable upon redemption.

Special Stock

        Harrah's Entertainment's Certificate of Incorporation currently authorizes 5,000,000 shares of special stock, $1.125 par value per share. This special stock is designed to discourage an unsolicited tender offer or takeover proposal by granting the holders of such stock extraordinary voting, dividend, redemption or conversion rights. Harrah's Entertainment's Board of Directors has the sole authority to determine the rights, preferences or privileges of the special stock.

        Harrah's Entertainment's Board of Directors has authorized that one special stock purchase right be attached to each outstanding share of common stock. This special right is exercisable only if a person or group acquires, or obtains the right to acquire, beneficial ownership of 15% or more of Harrah's Entertainment's common stock or announces a tender offer for 15% or more of Harrah's Entertainment's common stock. With certain exceptions, this special right entitles holders of common stock to buy one two-hundredth of a share of special stock for $130 per fractional share, subject to certain anti-dilution adjustments. If a person acquires 15% of more of Harrah's Entertainment's common stock, each holder of a special right can purchase common stock having a market value of twice the special right's exercise price. Under certain conditions, holders of special rights can purchase stock of an acquiring company at a discount. Special rights held by the person acquiring 15% or more of Harrah's Entertainment's common stock will become void. This special stock purchase right will expire on October 5, 2006, unless redeemed earlier by our Board of Directors at one cent per special right.

Preferred Stock

        Harrah's Entertainment's Certificate of Incorporation currently authorizes 150,000 shares of preferred stock, $100.00 par value per share, of which none are issued or outstanding. Harrah's Entertainment's Board of Directors has the sole authority to determine the rights, preferences or privileges of the preferred stock. As such, although Harrah's Entertainment has no present plans to issue any shares of preferred stock, any issuance of shares of preferred stock, or the issuance of rights to purchase preferred shares, may have the effect of delaying, deferring or preventing a change of control of Harrah's Entertainment or an unsolicited acquisition proposal.

Prohibited Business Transactions

        Harrah's Entertainment is subject to Section 203 of the Delaware General Corporation Law, which restricts certain business combinations between it and an interested stockholder or such stockholder's affiliates or associates for a period of three years following the date on which the stockholder becomes an interested stockholder. In general, an "interested stockholder" for purposes of Section 203 is any stockholder owning 15% or more of Harrah's Entertainment's voting stock. These restrictions do not apply if:

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  Harrah's Entertainment's Board of Directors gives prior approval of either the business combination or the transaction by which such person becomes an interested stockholder;

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  upon consummation of the transaction, the interested stockholder owns at least 85% of Harrah's Entertainment's voting stock (excluding shares owned by certain employee stock plans and Harrah's Entertainment's directors and officers); or

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  prior to or subsequent to becoming an interested stockholder, the business combination is approved by Harrah's Entertainment's Board of Directors and authorized by at least two-thirds of Harrah's Entertainment's voting stock not owned by the interested stockholder at an annual or special meeting of Harrah's Entertainment's stockholders.

        Harrah's Entertainment's Certificate of Incorporation also prohibits business combinations with interested stockholders or such interested stockholder's affiliates or associates. The Certificate of Incorporation defines an interested stockholder as any person who is or has announced or publicly disclosed a plan or intention to become the beneficial owner of 10% or more of Harrah's Entertainment's voting stock, or is an affiliate or associate of Harrah's Entertainment and at any time within the two-year period immediately prior to the date in question was the beneficial owner of 10% or more of Harrah's Entertainment's voting stock. Unless approved by a majority of Harrah's Entertainment's Continuing Directors (as defined in the Certificate of Incorporation) or the interested stockholder satisfies a number of criteria relating to, among other things, the consideration to be received by Harrah's Entertainment's stockholders and the public disclosure of the business combination, a proposed business combination with an interested stockholder requires the affirmative vote of (i) 75% of all of Harrah's Entertainment's voting stock and (ii) not less than a majority of Harrah's Entertainment's voting stock, excluding voting stock held by the interested stockholder.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following discussion describes the material U.S. federal income tax consequences of the ownership and disposition of the notes and the Harrah's Entertainment common stock into which the notes are convertible. This discussion is not a complete analysis of all potential U.S. federal income tax consequences, nor does it address any tax consequences arising under any state, local or foreign tax laws or U.S. federal estate or gift tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, all as in effect as of the date of this prospectus. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the ownership or disposition of the notes or common stock, or that any such contrary position would not be sustained by a court.

        This discussion is limited to holders who hold the notes and Harrah's Entertainment common stock into which the notes are convertible as capital assets within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations that may be relevant to a particular holder in light of the holder's particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including U.S. expatriates, partnerships and other pass-through entities, "controlled foreign corporations," "passive foreign investment companies," corporations that accumulate earnings to avoid U.S. federal income tax, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, persons subject to the alternative minimum tax, and persons holding the notes or common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment.

WE RECOMMEND THAT YOU CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF THE NOTES AND COMMON STOCK IN RESPECT TO YOUR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS.

        As used in this discussion, a U.S. holder is any beneficial owner of notes or Harrah's Entertainment common stock who or that for U.S. federal income tax purposes is or is treated as:

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  an individual citizen or resident of the United States;

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  a corporation or other entity taxed as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

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  a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (2) has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

        A non-U.S. holder is any beneficial owner of notes or common stock who or that is not a U.S. holder or a partnership for U.S. federal income tax purposes.

        If a partnership or other entity taxed as a partnership holds the notes or common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Accordingly, partnerships that hold notes or common stock and partners in such partnerships are urged to consult their tax advisors as to the tax consequences to them of the ownership and disposition of the notes or common stock.

Effect of the Merger

        Under applicable Treasury Regulations, the significant modification of a debt instrument will result in a deemed exchange of the "old" debt instrument for a "new" debt instrument upon which gain or loss may be recognized in certain circumstances. A modification of a debt instrument is significant if the modified instrument differs materially either in kind or extent from the original debt instrument. Although not free from doubt, it appears that the assumption of the notes by Harrah's Operating in connection with the merger of Caesars with and into Harrah's Operating, together with the change in the conversion right of the notes from the right to convert into cash and Caesars common stock to the right to convert into cash and Harrah's Entertainment common stock, resulted in a "significant modification" of the notes for U.S. federal income tax purposes. Accordingly, Harrah's intends to take the position that the merger resulted in a deemed exchange of the notes.

  Non-Recognition Treatment of Deemed Exchange

        Except as described below with respect to certain non-U.S. holders subject to the Foreign Investment in Real Property Tax Act, the deemed exchange of the notes resulting from the merger should have qualified for non-recognition treatment, with gain being recognized only to the extent that the "principal amount" (as determined for purposes of Section 354 of the Internal Revenue Code) of the "new" notes deemed received exceeded the "principal amount" (as determined for purposes of Section 354 of the Internal Revenue Code) of the "old" notes deemed exchanged therefor. As a result, a holder's initial tax basis in a note following the merger would be the same as such holder's tax basis in the "old" note deemed exchanged therefor, increased by the amount of any gain recognized on the deemed exchange, and a holder's holding period in a note following the merger would include the period during which the holder held the "old" note deemed exchanged therefor.

  Foreign Investment in Real Property Tax Act

        Under the Foreign Investment in Real Property Tax Act ("FIRPTA"), any gain recognized by a non-U.S. holder on the disposition of a U.S. real property interest ("USRPI") generally is subject to U.S. federal income tax. Convertible debt instruments issued by a U.S. corporation generally will be treated as a USRPI unless it is established that the corporation whose stock would be issued upon conversion of the debt was not a U.S. real property holding corporation ("USRPHC") during the relevant statutory period (generally, the five-year period ending on the date of disposition). We believe that at the time of the merger of Caesars with and into Harrah's Operating, both Caesars and Harrah's Entertainment may have been USRPHCs. However, because both Caesar's and Harrah's Entertainment's common stock was regularly traded on an established securities market at the time of the merger, for purposes of determining the U.S. federal income tax consequences of the deemed exchange of the notes, the notes will be treated as USRPIs only with respect to non-U.S. holders that did not qualify for the "5% ownership exemption" described below prior to and immediately following the merger.

        Under the "5% ownership exemption," the notes would have constituted USRPIs prior to the merger only with respect to a non-U.S. holder that actually or constructively held (i) if the "old" notes were not regularly traded on an established securities market under the applicable Treasury Regulations, "old" notes with an aggregate fair market value as of the date any notes were acquired that exceeded 5% of the aggregate fair market value of the total outstanding Caesars common stock on such date, or (ii) if the "old" notes were regularly traded on an established securities market under the applicable Treasury Regulations, more than 5% of the notes at any time during the five-year period ending on the effective date of the merger. Similarly, the notes would have constituted USRPIs immediately following the merger only with respect to a non-U.S. holder that actually or constructively held (i) if the "new" notes were not regularly traded on an established securities market under the applicable Treasury Regulations, notes with an aggregate fair market value as of the effective date of the merger that exceeded 5% of the aggregate fair market value of the total outstanding Harrah's Entertainment common stock on such date, or (ii) if the "new" notes were regularly traded on an established securities market under the applicable Treasury Regulations, more than 5% of the notes.

        Under FIRPTA, special rules apply to the disposition of USRPIs in transactions that otherwise would qualify for non-recognition treatment under the U.S. federal income tax laws. In general, under these special rules, if a non-U.S. holder's ownership of notes constituted a USRPI prior to and immediately following the merger (i.e., the holder did not qualify for the 5% ownership exemption prior to or immediately following the merger), the deemed exchange of the notes resulting from the merger generally would qualify for non-recognition treatment as described above under "—Non-Recognition Treatment of Deemed Exchange," provided the non-U.S. holder (i) would be subject to U.S. tax on the disposition of the "new" notes immediately following the merger, without reduction or exemption under an applicable tax treaty, and (ii) files a U.S. federal income tax return for the taxable year in which the merger occurred, together with certain information and certifications required by applicable Treasury Regulations.

        If a non-U.S. holder's ownership of notes constituted a USRPI prior to the merger (i.e., the holder did not qualify for the 5% ownership exemption) but not immediately following the merger (i.e., the holder qualified for the 5% ownership exemption), the deemed exchange of the notes resulting from the merger would be a fully taxable exchange. In such case, the holder's initial tax basis in a note following the merger generally would be the fair market value of the note on the effective date of the merger, and the holder's holding period in the note would begin on the day after the merger.

        Non-US holders are urged to consult their tax advisors regarding the application of FIRPTA to the deemed exchange of their notes resulting from the merger.

Classification of the Notes

        The variable rate debt instrument regulations, by their terms, do not apply to the "new" notes issued in the deemed exchange because the "issue price" of the "new" notes should be viewed as exceeding the principal amount of the notes by more than 15%. Accordingly, Harrah's intends to treat the "new" notes as indebtedness subject to the Treasury Regulations governing contingent payment debt instruments (the "CPDI Regulations"). As discussed more fully below, the effect of the CPDI Regulations will be to:

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  require holders to use the accrual method with respect to the notes, regardless of their regular method of tax accounting;

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  require holders to accrue and include in taxable income each year original issue discount at the comparable yield (as described below), which will be substantially in excess of stated interest payments actually received by holders; and

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  generally result in ordinary rather than capital treatment of any gain and, to some extent, loss on the conversion, sale, redemption or other taxable disposition of the notes.

        The remainder of this discussion assumes that the notes will treated as subject to the CPDI Regulations and does not address any other possible U.S. federal income tax treatment of the notes. The IRS has issued a revenue ruling with respect to instruments somewhat similar to the notes that supports certain aspects of the tax treatment described below. However, the application of the CPDI Regulations to instruments such as the notes remains uncertain in several other respects. No rulings have been sought from the IRS with respect to any of the tax consequences discussed below, and no assurance can be given that the IRS or a court will agree with the treatment described herein. Any different tax treatment could affect the amount, timing and character of income, gain or loss in respect of the notes. In particular, a holder might be required to accrue original issue discount at a lower rate and might recognize capital gain or loss, rather than ordinary income or loss, upon a taxable disposition of the notes. Holders are urged to consult their tax advisors concerning the tax consequences of the ownership and disposition of the notes.

U.S. Holders

  Accrual of Interest on the Notes

        Under the CPDI Regulations, actual cash payments on the notes will not be reported separately as taxable income for U.S. federal income tax purposes. Rather, under the CPDI Regulations, U.S. holders will be required to include original issue discount ("OID") in income each year, regardless of a holder's regular method of tax accounting, based on the comparable yield of the notes. Subject to the adjustments described below under "—Adjustments to Interest Accruals on the Notes," U.S. holders will be required to accrue OID for each accrual period prior to and including the maturity date of the note in an amount equal to:

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  the product of (i) the adjusted issue price of the notes as of the beginning of the accrual period and (ii) the comparable yield to maturity of the notes, adjusted for the length of the accrual period;

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  divided by the number of days in the accrual period; and

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  multiplied by the number of days during the accrual period that the holder held the notes.

        The adjusted issue price of a note is its issue price increased by any OID previously accrued with respect to the notes, determined without regard to any adjustments to such OID accruals described below, and decreased by the projected amounts of any payments previously made with respect to the notes. The issue price of a note should be the fair market value of the note as of the effective date of the merger.

        The comparable yield of a note is determined based on the rate, as of the effective date of the merger, at which we would issue a fixed rate nonconvertible debt instrument with no contingent payments, but with other terms and conditions similar to the notes. We are required to furnish to holders the comparable yield and a projected payment schedule that includes estimates of the amount and timing of the stated interest payments and payment upon conversion of the notes, taking into account the fair market value of any Harrah's Entertainment common stock that might be paid upon conversion of the notes. The projected payment schedule will be based on assumptions regarding how long the notes will remain outstanding, which may be for a shorter period than the length of time until maturity. If the notes remain outstanding after the projected final payment, the notes will be deemed to be reissued solely for the purpose of determining interest accruals and a new projected payment schedule will be prepared. Unless a holder determines that Harrah's projected payment schedule is unreasonable and satisfies certain disclosure and other requirements, a holder must use Harrah's comparable yield and schedule of projected payments in determining its OID accruals, and the adjustments thereto described below, in respect of the notes.

        Holders may obtain the comparable yield, the projected payment schedule, the issue price and issue date of the notes by submitting a written request to us at the address set forth on page ii of this prospectus.

        The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of OID accruals and adjustments thereof in respect of the notes for U.S. federal income tax purposes and do not constitute a projection or representation regarding the actual amount of the payments on a note.

  Adjustments to Interest Accruals on the Notes

        If actual contingent payments made on the notes differ from the projected contingent payments, a holder will be required to adjust its OID accruals in respect of the notes to account for the difference.

For these purposes, payments include the fair market value of any property received, including the fair market value of any Harrah's Entertainment common stock received upon conversion of a note. If a holder receives actual payments with respect to the notes for any taxable year that in the aggregate exceed the total amount of projected payments for such taxable year, the holder will incur a positive adjustment equal to the amount of such excess. Such positive adjustment will be treated as additional OID in such taxable year. If a holder receives actual payments that in the aggregate are less than the amount of projected payments for the taxable year, the holder will incur a negative adjustment equal to the amount of such deficit. A negative adjustment will be treated as follows:

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  a negative adjustment first will reduce the amount of OID required to be accrued in the current year;

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  any negative adjustments in excess of the amount of OID accrued in the current year will be treated as ordinary loss to the extent of the holder's total prior OID inclusions with respect to the notes, reduced to the extent such prior OID was offset by prior negative adjustments; and

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  any remaining excess negative adjustments will be treated as a regular negative adjustment in the succeeding taxable year.

        If a holder acquires a note at a discount or premium to the adjusted issue price of the note on the acquisition date, such holder must reasonably allocate the difference between the holder's tax basis and the adjusted issue price to daily portions of interest or projected payments over the remaining term of the note. If a note is acquired at a discount (i.e., the holder's tax basis is less than the adjusted issue price of the note on the acquisition date), the amount of the difference allocated to a daily portion of interest or to a projected payment is treated as a positive adjustment on the date the daily portion accrues or the payment is made. Conversely, if a note is acquired at a premium (i.e., the holder's tax basis is greater than the adjusted issue price of the note on the acquisition date), the amount of the difference allocated to a daily portion of interest or to a projected payment is treated as a negative adjustment on the date the daily portion accrues or the payment is made. On the date of the adjustment, the holder's adjusted basis in the note is increased by the amount treated as a positive adjustment, or reduced by the amount treated as a negative adjustment, as applicable. Holders are urged to consult their tax advisors regarding the allocation of any discount or premium.

  Constructive Distributions

        If the conversion price of a convertible debt instrument is adjusted, in certain circumstances holders may be deemed to receive distributions of stock. Adjustments to the conversion price of a convertible debt instrument made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of holders generally will not be deemed to result in a constructive distribution of stock.

        Certain possible adjustments to the conversion price of the notes (including, without limitation, adjustments in respect of dividends paid to holders of Harrah's Entertainment common stock) may not qualify as pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, holders will be deemed to receive constructive distributions includible in a holder's income in the manner described below under "—Distributions on the Common Stock," even though the holder will not receive any cash or property as a result of such adjustments. In certain circumstances, the failure to adjust the conversion price of the notes also may result in a constructive distribution to holders of the notes.

  Conversion, Sale or Other Disposition of the Notes

        Upon the conversion, sale, redemption or other taxable disposition of a note, a holder generally will recognize gain or loss equal to the difference between the amount realized and the holder's adjusted tax basis in the note. Under the CPDI Regulations, the amount realized by a holder upon conversion of a note will include the fair market value of any Harrah's Entertainment common stock received. Any gain recognized on the disposition of a note generally will be treated as interest income under the CPDI Regulations, and any loss recognized on the disposition of a note will be treated as ordinary loss to the extent of the holder's prior net OID inclusions with respect to the notes. Any loss recognized in excess of the holder's prior net OID inclusions will be treated as capital loss, and will be long-term capital loss if the notes were held for more than one year as of the date of disposition. The deductibility of capital losses is subject to limitations.

        Special rules apply in determining a holder's tax basis and holding period in a note. A holder's adjusted tax basis in a note generally is equal to such holder's initial tax basis in the note, increased by accrued OID (determined without regard to any adjustments to OID accruals described above, other than any positive or negative adjustments to reflect discount (which increase basis) or premium (which decrease basis), respectively, to the adjusted issue price), and reduced by the amount of any non-contingent payments and the projected amount of any contingent payments previously scheduled to be made. If a holder held a note at the time of the merger, the holder's initial tax basis and holding period in the note would be as described above under "—Effect of the Merger." If a holder purchased a note after the merger, the holder's initial tax basis in the note generally will be the cost thereof, and the holder's holding period in the note will begin on the day after its acquisition.

  Distributions on the Common Stock

        Distributions on Harrah's Entertainment common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of the holder's tax basis in the common stock, and thereafter as capital gain from the sale or exchange of such common stock.

        Dividends paid to non-corporate U.S. holders of the common stock during taxable years beginning before January 1, 2009 generally will be taxed at the lower applicable capital gains rates, provided certain holding period requirements are satisfied. Dividends paid to corporate U.S. holders may be eligible for a dividends received deduction, subject to applicable limitations. It is unclear, however, whether constructive dividends deemed paid to holders as described above under "—Constructive Distributions" would be eligible for such preferential rates or such deduction.

  Sale or Other Disposition of the Common Stock

        Upon the sale or other disposition of the Harrah's Entertainment common stock, a U.S. holder generally will recognize gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received and (ii) such holder's tax basis in the common stock. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the holder held the common stock for more than one year as of the date of disposition. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, are subject to U.S. federal income tax at a reduced rate. The deductibility of capital losses is subject to limitations.

        A holder's tax basis in any Harrah's Entertainment common stock received upon conversion of a note initially will equal the fair market value of such common stock as of the date of conversion, and the holder's holding period in the common stock will commence on the day after conversion.

  Information Reporting and Backup Withholding

        We must report annually to the IRS and to each U.S. holder (other than corporations and other exempt holders) the amount of interest on the notes and dividends on the Harrah's Entertainment common stock paid to such holder, and the amount of proceeds received by such holder from a disposition of the notes or common stock pursuant to a conversion, redemption or repurchase.

        In addition, a U.S. holder may be subject to backup withholding (currently at a rate of 28%) with respect to interest paid on the notes, dividends paid on the common stock or proceeds received from a disposition of the notes or common stock. Certain holders (including corporations) generally are not subject to backup withholding. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and:

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  such holder fails to furnish its taxpayer identification number ("TIN"), which, for an individual, is ordinarily his or her social security number;

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  such holder furnishes an incorrect TIN;

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  we are notified by the IRS that such holder is subject to backup withholding because it has failed to properly report payments of interest or dividends; or

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  such holder fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding.

        U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining an exemption, if applicable. Backup withholding is not an additional tax. Taxpayers may use any amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of such amounts if they timely provide certain required information to the IRS.

Non-U.S. Holders

  Payments of Interest; Conversion of the Notes

        Under the "portfolio interest" exception, non-U.S. holders generally will not be subject to a 30% U.S. federal withholding tax with respect to the stated cash interest paid on the notes and the amount of cash delivered by us upon conversion or redemption of a note in respect of the stated principal amount, provided that:

  •
  the interest is not effectively connected with the holder's conduct of a trade or business in the United States;

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  the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of Harrah's Operating stock entitled to vote;

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  the holder is not a controlled foreign corporation related to us through stock ownership; and

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  either (1) the non-U.S. holder certifies in a statement provided to us or our paying agent, under penalties of perjury, that it is not a U.S. person and provides its name and address (which certification may be made on IRS Form W-8BEN, or applicable successor form), (2) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the notes on behalf of the non-U.S. holder certifies to us or our paying agent, under penalties of perjury, that it or the financial institution between it and the non-U.S. holder has received a statement from the non-U.S. holder, under penalties of perjury, that such holder is not a U.S. person and provides us or our paying agent with a copy of such statement or (3) the non-U.S. holder holds its notes through a "qualified intermediary" and certain conditions are satisfied.

        Under the portfolio interest rules, contingent interest determined by reference to the change in value of a U.S. real property interest does not qualify for the portfolio interest exception to the 30% U.S. federal withholding tax. As described below under "—Foreign Investment in Real Property Tax Act," we believe that Harrah's Entertainment currently may be a U.S. real property holding corporation. Although the applicable rules are not entirely clear, we currently intend to take the position that a 30% U.S. federal withholding tax will apply to the amount of any cash and the fair market value of any Harrah's Entertainment common stock received upon conversion of a note, to the extent of any accrued interest income on the note as determined as described above under "—U.S. Holders." Alternatively, the gross proceeds received by a non-U.S. holder upon conversion of a note (including the fair market value of any Harrah's Entertainment common stock received) may be subject to U.S. tax and withholding as described below under "—Foreign Investment in Real Property Tax Act." Non-U.S. holders are strongly urged to consult their tax advisors regarding withholding of U.S. tax upon conversion of a note.

        If the above requirements are not met, a non-U.S. holder will be subject to a 30% U.S. federal withholding tax with respect to payments of interest on the notes unless such holder provides us with a properly executed (1) IRS Form W-8BEN (or applicable successor form) claiming an exemption from or reduction in withholding under the benefit of an income tax treaty between the United States and the non-U.S. holder's country of residence or (2) IRS Form W-8ECI (or applicable successor form) certifying that interest paid on a note is not subject to withholding tax because it is effectively connected with the holder's conduct of a U.S. trade or business.

        Any interest paid on a note that is effectively connected with a non-U.S. holder's conduct of a U.S. trade or business (or if required by an applicable tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be subject to U.S. federal income tax on the interest on a net income basis in the same manner as if such holder were a resident of the United States. In such case, the 30% withholding tax described above will not apply, assuming the appropriate certification is provided. A non-U.S. holder that is a foreign corporation also may be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable tax treaty) of a portion of its effectively connected earnings and profits for the taxable year. Non-U.S. holders are urged to consult any applicable tax treaties that may provide different rules.

        The certification requirements described above may require a non-U.S. holder to provide its U.S. taxpayer identification number in order to claim the benefit of an income tax treaty or for other reasons. Special certification rules apply to intermediaries. Prospective investors should consult their tax advisors regarding the certification requirements for non-U.S. holders.

  Dividends and Constructive Distributions

        Dividends paid to a non-U.S. holder of Harrah's Entertainment common stock and any deemed distributions resulting from certain adjustments, or failures to make certain adjustments, to the conversion price of the notes described above under "U.S. Holders—Constructive Distributions" that are not effectively connected with the holder's conduct of a U.S. trade or business generally will be subject to a 30% U.S. federal withholding tax on the gross amount of the dividends, or such lower rate specified by an applicable tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish us or our paying agent with a properly executed IRS Form W-8BEN (or applicable successor form) certifying such holder's qualification for the reduced rate. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide us or our paying agent with the required certification, but which qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

        Any dividends paid on the Harrah's Entertainment common stock that are effectively connected with a non-U.S. holder's U.S. trade or business (or if required by an applicable tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be subject to U.S. federal income tax on a net income basis in the same manner as if such holder were a resident of the United States, unless an applicable tax treaty provides otherwise. In such case, the non-U.S. holder will be exempt from the 30% withholding tax described above if the holder furnishes us or our paying agent with a properly executed IRS Form W-8ECI (or applicable successor form). A non-U.S. holder that is a foreign corporation also may be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable tax treaty) of a portion of its effectively connected earnings and profits for the taxable year. Non-U.S. holders are urged to consult any applicable tax treaties that may provide for different rules.

  Sale or Other Disposition of the Notes or Common Stock

        Except as described below under "—Foreign Investment in Real Property Tax Act," any gain realized by a non-U.S. holder on the sale, redemption or other taxable disposition of a note generally will be treated as interest income subject to the rules described above under "—Payments of Interest; Conversion of the Notes." If such gain is not exempt from the 30% U.S. federal withholding tax as discussed above, a non-U.S. holder generally will be obligated to file a U.S. federal income tax return and to pay the tax if such tax is not withheld by the payer of the sale, exchange or redemption proceeds.

        Except as described below under "—Foreign Investment in Real Property Tax Act," any gain realized by a non-U.S. holder on the sale, exchange or other taxable disposition of the common stock generally will not be subject to U.S. federal income tax unless:

  •
  the gain is effectively connected with the holder's conduct of a trade or business in the United States;

  •
  the holder is an individual present in the United States for 183 days or more during the taxable year of disposition and certain conditions are met.

        Unless an applicable tax treaty provides otherwise, gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if such holder were a resident of the United States. Non-U.S. holders that are foreign corporations also may be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable tax treaty) of a portion of its effectively connected earnings and profits for the taxable year. Non-U.S. holders are urged to consult any applicable tax treaties that may provide for different rules.

        Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate, but may be offset by U.S. source capital losses.

  Foreign Investment in Real Property Tax Act

        Under the Foreign Investment in Real Property Tax Act ("FIRPTA"), any gain recognized by a non-U.S. holder on the disposition of a U.S. real property interest ("USRPI") generally is subject to U.S. federal income tax. In addition, any person who acquires a USRPI from a non-U.S. holder generally must deduct and withhold 10% of the gross proceeds paid to such non-U.S. holder. A USRPI generally includes any stock and convertible debt issued by a U.S. corporation unless it is established that the corporation, or the corporation whose stock would be issued upon conversion of the debt, was not a U.S. real property holding corporation ("USRPHC") during the relevant statutory period (generally, the five-year period ending on the date of disposition). Under the CPDI Regulations, any gain realized on the disposition of a debt instrument that constitutes a USRPI will be treated as gain subject to FIRPTA, rather than interest income.

        We believe that Harrah's Entertainment currently may be a USRPHC. However, so long as Harrah's Entertainment's common stock is regularly traded on an established securities market, the notes will be treated as USRPIs only with respect to non-U.S. holders that actually or constructively hold (i) if the notes are not regularly traded on an established securities market under the applicable Treasury Regulations, notes with an aggregate fair market value as of the date any notes were acquired that exceeded 5% of the aggregate fair market value of the total outstanding Harrah's Entertainment common stock on such date, or (ii) if the notes are regularly traded on an established securities market under the applicable Treasury Regulations, more than 5% of the notes at any time during the five-year period ending on the date of disposition. In addition, so long as Harrah's Entertainment's common stock is regularly traded on an established securities market, the common stock will be treated as

USRPIs only will respect to non-U.S. holders that actually or constructively held more than 5% of Harrah's Entertainment's common stock at any time during the five-year period ending on the date of disposition.

        Non-U.S. Holders are urged to consult their tax advisors regarding the application of the FIRPTA rules to the conversion, sale, redemption or other disposition of their notes or common stock and the possibility of obtaining a refund of any tax withheld.

  Information Reporting and Backup Withholding

        We must report annually to the IRS and to each non-U.S. holder the amount of interest on the notes and dividends on the Harrah's Entertainment common stock paid to such holder, and the amount of any tax withheld with respect thereto. This information also may be made available (if authorized under a specific treaty or agreement) to the tax authorities of the country in which the non-U.S. holder is organized or resides. Backup withholding, however, generally will not apply to interest or dividends paid to a non-U.S. holder of the notes or common stock provided the non-U.S. holder furnishes us or our paying agent with the required certification as to its non-U.S. status, such as by providing a properly executed IRS Form W-8BEN or W-8ECI, or certain other requirements are met.

        Payments of the proceeds from a disposition by a non-U.S. holder of notes or common stock made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However information reporting (but not backup withholding) will apply to those payments if the broker does not have documentary evidence that the beneficial owner is a non-U.S. holder, an exemption is not otherwise established, and the broker is:

  •
  a U.S. person;

  •
  a controlled foreign corporation for U.S. federal income tax purposes;

  •
  a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period; or

  •
  a foreign partnership if at any time during its tax year (1) one or more of its partners are U.S. persons who hold in the aggregate more than 50% of the profits or capital interests in the partnership or (2) it is engaged in the conduct of a U.S. trade or business.

        Payments of the proceeds from a disposition by a non-U.S. holder of notes or common stock made by or through a U.S. office of a broker generally will be subject to information reporting or backup withholding unless the non-U.S. holder certifies as to its non-U.S. status under penalties of perjury, such as by providing a properly executed IRS Form W-8BEN or W-8ECI, or certain other requirements are met.

        Backup withholding is not an additional tax. Taxpayers may use any amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of such amounts if they timely provide certain required information to the IRS.

WE RECOMMEND THAT YOU CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF THE NOTES AND COMMON STOCK IN RESPECT TO YOUR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS.

SELLING SECURITY HOLDERS

        The notes were originally issued in a transaction exempt from the registration requirements of the Securities Act. Each institution that has provided us with a questionnaire setting forth the information specified below, and that selling security holder's transferees, pledgees, donees and successors (collectively, the "selling security holders"), may from time to time offer and sell pursuant to this prospectus or a supplement hereto any or all of the notes held by that selling security holder and common stock into which the notes are convertible.

        The following table sets forth information as of September 12, 2005, with respect to the selling security holders and the principal amounts of notes beneficially owned by each selling security holder that may be offered under this prospectus. This information is based on information provided by or on behalf of the selling security holders pursuant to the questionnaires referred to above.

        The selling security holders may offer all, some or none of the notes or common stock into which the notes are convertible. In addition, the selling security holders may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act. No selling security holder beneficially owns one percent or more of the notes or of Harrah's Entertainment's common stock, assuming conversion of the selling security holders' notes, except as otherwise indicated in the table below.

        Information concerning the selling security holders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary. In addition, the conversion rate and, therefore, the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment under certain circumstances.

Name	Principal Amount of Notes Beneficially Owned and Offered		Shares of Common Stock Beneficially Owned Prior to Offering(1)	Conversion Shares Offered(2)	Notes Owned After Completion of Offering(3)	Common Stock Owned After Completion of Offering(3)	Material Relationships(4)
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.	$1,040,000		—	15,225	—	—	None
Credit Suisse First Boston Europe Ltd.	$29,500,000	(5)	—	431,880	—	—	None
Goldman Sachs & Co.	$20,000,000	(6)	950,007	292,800	—	950,007	None
Lehman Brothers, Inc.	$100,000		—	1,464	—	—	None
Marathon Global Convertible Master Fund, Ltd.	$15,500,000	(7)	—	226,920	—	—	None
Nomura Securities International Inc	$500,000		—	7,320	—	—	None
Oak Hill Contingent Capital Fund Ltd.	$3,000,000		—	43,920	—	—	None
TempoMaster Fund, L.P.	$5,500,000	(8)	—	80,520	—	—	None
UBS AG London Branch	$12,000,000	(9)	—	175,680	—	—	None
UBS O'Connor f/b/o O'Conner Global Equity Arbitrage Master Limited	$3,400,000		—	49,776	—	—	None
UBS O'Connor f/b/o O'Connor Global Merger & Acquisition Trading Master Limited	$1,600,000		—	23,424	—	—	None
Presently unidentified holders of notes registered hereby	$6,000,000			87,840	—	—

(1)
Does not include shares of common stock issuable upon conversion of the notes.

(2)
Represents the number of shares of Harrah's Entertainment common stock issuable upon conversion of the notes that are beneficially owned and offered by the selling security holder, assuming a conversion rate of 14.64 shares of Harrah's Entertainment common stock per $1,000 principal amount of notes and a cash payment in lieu of any fractional share interest. The number of shares issuable upon conversion is subject to adjustment as described under "Description of the Notes—Conversion Rights."

(3)
Assumes that all of the notes and/or all of the common stock into which the notes are convertible are sold.

(4)
Includes any position, office or other material relationship which the selling security holder has had within the past three years with Harrah's Entertainment, Inc. or any of its predecessors or affiliates.

(5)
Represents a beneficial ownership of approximately 7.87% by Credit Suisse First Boston Europe Ltd. of the notes outstanding.

(6)
Represents a beneficial ownership of approximately 5.33% by Goldman Sachs & Co. of the notes outstanding.

(7)
Represents a beneficial ownership of approximately 4.13% by Marathon Global Convertible Master Fund, Ltd. of the notes outstanding.

(8)
Represents a beneficial ownership of approximately 1.47% by TempoMaster Fund, L.P. of the notes outstanding.

(9)
Represents a beneficial ownership of 3.2% by UBS AG London Branch of the notes outstanding.

PLAN OF DISTRIBUTION

        The selling security holders and their successors, which term includes their transferees, pledgees or donees or their successors may sell the notes and the underlying common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling security holders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

        The securities may be sold in one or more transactions at:

  •
  fixed prices;

  •
  prevailing market prices at the time of sale;

  •
  prices related to the prevailing market prices;

  •
  varying prices determined at the time of sale; or

  •
  negotiated prices.

        These sales may be effected in transactions:

  •
  on any national securities exchange or quotation service on which Harrah's Entertainment's common stock may be listed or quoted at the time of sale, including the New York Stock Exchange;

  •
  in the over-the-counter market;

  •
  otherwise than on such exchanges or services or in the over-the-counter market;

  •
  through the writing of options, whether the options are listed on an options exchange or otherwise; or

  •
  through the settlement of short sales.

        These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as agent on both sides of the trade. In connection with the sale of the notes and the underlying common stock or otherwise, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or financial institutions may in turn engage in short sales of the common stock in the course of hedging the positions they assume with selling security holders. The selling security holders may also sell the notes and the underlying common stock short and deliver these securities to close out such short positions, or loan or pledge the notes or the underlying common stock to broker-dealers that in turn may sell these securities.

        The aggregate proceeds to the selling security holders from the sale of the notes or the underlying common stock offered by them hereby will be the purchase price of the notes or common stock less discounts and commissions, if any. Each of the selling security holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

        Harrah's Entertainment's outstanding common stock is listed for trading on the New York Stock Exchange. We do not intend to list the notes for trading on any national securities exchange or on the New York Stock Exchange and can give no assurance about the development of any trading market for the notes. In order to comply with the securities laws of some states, if applicable, the notes and the underlying common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

        Broker-dealers or agents who participate in the sale of the notes and the underlying common stock are "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. Selling security holders who participate in the sale of the notes and the underlying common stock may also be deemed to be

"underwriters" within the meaning of Section 2(a)(11) of the Securities Act. Profits on the sale of the notes and the underlying common stock by selling security holders and any discounts, commissions or concessions received by any broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Selling security holders who are deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. To the extent the selling security holders are deemed to be "underwriters," they may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

        The selling security holders and any other person participating in a distribution are subject to applicable provisions of the Exchange Act and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of any of the securities by the selling security holders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. The selling security holders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions.

        To our knowledge, there are currently no plans, arrangements or understandings between any selling security holder and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling security holders.

        A selling security holder may decide not to sell any notes or the underlying common stock described in this prospectus. We cannot assure holders that any selling security holder will use this prospectus to sell any or all of the notes or the underlying common stock. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. In addition, a selling security holder may transfer, devise or gift the notes and the underlying common stock by other means not described in this prospectus.

        With respect to a particular offering of the notes and the underlying common stock, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part will be prepared and will set forth the following information:

  •
  the specific notes or common stock to be offered and sold;

  •
  the names of the selling security holders;

  •
  the respective purchase prices and public offering prices and other material terms of the offering;

  •
  the names of any participating agents, broker-dealers or underwriters; and

  •
  any applicable commissions, discounts, concessions and other items constituting, compensation from the selling security holders.

        Caesars entered into a registration rights agreement for the benefit of holders of the notes to register their notes and the underlying common stock under applicable federal and state securities laws under certain circumstances and at certain times. The registration rights agreement provides that the selling security holders and Harrah's Operating (as successor to Caesars) will indemnify each other and their respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the notes and the underlying common stock, including liabilities under the Securities Act, or will be entitled to contribution in connection with those liabilities. We will pay all of our expenses and specified expenses incurred by the selling security holders incidental to the registration, offering and sale of the notes and the underlying common stock to the public, but each selling security holder will be responsible for payment of commissions, concessions, fees and discounts of underwriters, broker-dealers and agents.

VALIDITY OF THE SECURITIES

        The validity of the notes and shares of common stock issuable upon conversion of the notes will be passed upon for us by Latham & Watkins LLP, Costa Mesa, California.

EXPERTS

        The consolidated financial statements, the related financial statement schedule and management's report on the effectiveness of internal control over financial reporting incorporated in this registration statement by reference from the Harrah's Entertainment, Inc. Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and include an explanatory paragraph relating to Harrah's Entertainment, Inc.'s change in 2002 in its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, (2) express an unqualified opinion on management's assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements and the related financial statement schedule of Caesars Entertainment, Inc. incorporated in this registration statement by reference from the Current Report on Form 8-K of Harrah's Entertainment, Inc. dated September 14, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion on the consolidated financial statements and financial statement schedule and includes an explanatory paragraph relating to Caesars Entertainment, Inc.'s change in 2002 in its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets), which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The 2003 and 2002 consolidated financial statements incorporated in this registration statement by reference from the Horseshoe Gaming Holding Corp. Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the application of procedures relating to certain disclosures of financial statement amounts related to the 2001 financial statements that were audited by other auditors who have ceased operations and for which they have expressed no opinion or other form of assurance other than with respect to such disclosures and also includes an explanatory paragraph relating to Horseshoe's change in 2002 in its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets), which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THE PROSPECTUS AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF HARRAH'S SINCE THE DATES AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS OR THE DATE OF ANY DOCUMENT INCORPORATED BY REFERENCE HEREIN. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES.

$98,140,000

Floating Rate Contingent Convertible Senior Notes due 2024

PROSPECTUS

                        , 2005

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        Set forth below is a table of the registration fee for the Securities and Exchange Commission and estimates of all other expenses to be incurred in connection with the sale of the securities being registered:

SEC registration fee	$16,817
Printing fees and expenses	15,000	*
Legal fees and expenses	75,000	*
Accounting fees and expenses	10,000	*

Total	$116,817	*

*
Estimated expenses.

Item 15. Indemnification of Directors and Officers

        Section 145 of the General Corporation Law of Delaware empowers each of Harrah's Entertainment and Harrah's Operating Company to indemnify, subject to the standards set forth therein, any person who is a party in any action in connection with any action, suit or proceeding brought or threatened by reason of the fact that the person was a director, officer, employee or agent of such company, or is or was serving as such with respect to another entity at the request of such company. The General Corporation Law of Delaware also provides that Harrah's Entertainment and Harrah's Operating may purchase insurance on behalf of any of their respective directors, officers, employees or agents. Harrah's Entertainment maintains insurance policies under which its directors and officers and the directors and officers of its subsidiaries are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers of the Harrah's Entertainment or its subsidiaries, as applicable.

        Article Tenth of the Certificate of Incorporation of Harrah's Entertainment provides for indemnification of the officers and directors of Harrah's Entertainment to the full extent permitted by the General Corporation Law of Delaware.

        Article VI of Harrah's Operating's Bylaws provides, in effect, for the indemnification by Harrah's Operating of each director and officer of Harrah's Operating to the fullest extent permitted by applicable law.

        Each of Harrah's Entertainment and Harrah's Operating has entered into indemnification agreements with its respective directors, executive officers and certain other officers. Generally, the indemnification agreements provide that Harrah's Entertainment or Harrah's Operating, as applicable, will indemnify such persons against any and all expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect to such expenses, judgments, fines, penalties or amounts paid in settlement) of any Claim by reason of (or arising in part out of) an Indemnifiable Event. "Claim" is defined as any threatened, pending or completed action, suit or proceeding or any inquiry or investigation, whether conducted by Harrah's Entertainment or Harrah's Operating, as applicable, or any other party, that the indemnitee in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other. "Indemnifiable Event" is defined as any event or occurrence related to the fact that indemnitee is or was a director, officer, employee, trustee, agent or fiduciary of Harrah's Entertainment, or Harrah's Operating, as applicable, or is or was serving at the request of Harrah's Entertainment or Harrah's Operating, as applicable, or a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by indemnitee in any such capacity. The obligations of Harrah's Entertainment or Harrah's Operating, as applicable, shall be subject to the condition that the reviewing party (as defined) shall not have determined (in a written opinion, in any case in which special, independent counsel is involved) that indemnitee would not be permitted to be indemnified under applicable law. The obligation of Harrah's Entertainment or Harrah's Operating, as applicable, to make an expense advance shall be subject to the condition that, if, when and to the extent that the reviewing party determines that indemnitee would not be permitted to be so indemnified under applicable law, Harrah's Entertainment or Harrah's Operating, as applicable, shall be entitled to be reimbursed by indemnitee (who has agreed to reimburse Harrah's Entertainment, or Harrah's Operating, as applicable, for any amounts theretofore paid; provided, that if indemnitee has commenced legal proceedings in a court of competent jurisdiction to secure a determination that indemnitee should be indemnified under applicable law, any determination made by the reviewing party that indemnitee would not be permitted to be indeminified under applicable law shall not be binding and indemnitee shall not be required to reimburse Harrah's Entertainment or Harrah's Operating, as applicable, for any expense advance until a final judicial determination is made with respect thereto as to which all rights of appeal therefrom have been exhausted or lapsed).

        Section 102(b)(7) of the General Corporation Law of Delaware enables a Delaware corporation to provide in its certificate of incorporation for the elimination or limitation of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no provision can eliminate or limit a director's liability:

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  under Section 174 of the General Corporation Law of Delaware, which imposes liability on directors for unlawful payment of dividends or unlawful stock purchase or redemption; or

  •
  for any transaction from which the director derived an improper personal benefit.

        Article Thirteenth of the Harrah's Entertainment's Certificate of Incorporation eliminates the liability of a director of Harrah's Entertainment to Harrah's Entertainment or its stockholders for monetary damages for breach of fiduciary duty as a director to the full extent permitted by the General Corporation Law of Delaware.

Item 16. Exhibits and Financial Statement Schedule

        See the Exhibit Index attached to this Registration Statement and incorporated herein by reference.

Item 17. Undertakings

          (a)   The undersigned registrant hereby undertakes:

            (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

              (ii)   To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the Registration Statement.

            (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)   The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

HARRAH'S ENTERTAINMENT SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada on September 19, 2005.

HARRAH'S ENTERTAINMENT, INC.
By:	/s/ CHARLES L. ATWOOD
Charles L. Atwood
Director, Senior Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on this 19th day of September, 2005.

Signature	Title	Date

* Barbara T. Alexander	Director	September 19, 2005
* Charles L. Atwood	Director, Senior Vice President and Chief Financial Officer	September 19, 2005
* Frank J. Biondi, Jr.	Director	September 19, 2005
* Stephen F. Bollenbach	Director	September 19, 2005
* Joe M. Henson	Director	September 19, 2005
* William Barron Hilton	Director	September 19, 2005
* Ralph Horn	Director	September 19, 2005
* Gary W. Loveman	Chairman, Chief Executive Officer and President	September 19, 2005
* R. Brad Martin	Director	September 19, 2005

* Gary G. Michael	Director	September 19, 2005
* Robert G. Miller	Director	September 19, 2005
* Boake A. Sells	Director	September 19, 2005
* Christopher J. Williams	Director	September 19, 2005
* Anthony D. McDuffie	Senior Vice President, Controller and Chief Accounting Officer	September 19, 2005
*By:	/s/ CHARLES L. ATWOOD Charles L. Atwood Attorney-In-Fact

HARRAH'S OPERATING SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada on September 19, 2005.

HARRAH'S OPERATING COMPANY, INC.
By:	/s/ CHARLES L. ATWOOD
Charles L. Atwood
Director, Senior Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on this 19th day of September, 2005.

Signature	Title	Date

* Charles L. Atwood	Director, Senior Vice President, and Chief Financial Officer	September 19, 2005
* Gary W. Loveman	Director, Chief Executive Officer and President	September 19, 2005
* Anthony D. McDuffie	Senior Vice President, Controller and Chief Accounting Officer	September 19, 2005
*By:	/s/ CHARLES L. ATWOOD Charles L. Atwood Attorney-In-Fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
2.1	Stock Purchase Agreement, dated as of September 10, 2003, by and among Harrah's Entertainment, Inc., Horseshoe Gaming Holding Corp., and each of the stockholders of Horseshoe Gaming Holding Corp. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Current Report on Form 8-K filed September 17, 2003.)
2.2	Amendment No. 1 to Stock Purchase Agreement, dated May 27, 2005, by and between Harrah's Operating Company, Inc., Horseshoe Gaming Holding Corp., and Jack B. Binion (as Sellers' Representative). (Incorporated by reference from Harrah's Entertainment, Inc.'s Current Report on Form 8-K filed December 16, 2004.)
2.3	Agreement and Plan of Merger, dated as of July 14, 2004, by and among Harrah's Entertainment, Inc., Harrah's Operating Company, Inc. and Caesars Entertainment, Inc. (Incorporated by reference from Exhibit 2.1 to Harrah's Entertainment, Inc.'s Current Report on Form 8-K filed July 15, 2004.)
4.1	Certificate of Incorporation of The Promus Companies Incorporated; Certificate of Amendment of Certificate of Incorporation of The Promus Companies Incorporated dated April 29, 1994; Certificate of Amendment of Certificate of Incorporation of The Promus Companies Incorporated dated May 26, 1995; and Certificate of Amendment of Certificate of Incorporation of The Promus Companies Incorporated dated June 30, 1995, changing its name to Harrah's Entertainment, Inc. (Incorporated by reference from Exhibit 3(1) to Harrah's Entertainment, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1995, File No. 1-10410.)
4.2	Certificate of Amendment of Certificate of Incorporation of Harrah's Entertainment, Inc., dated as of June 9, 2005. (Incorporated by reference from Exhibit 4.2 to Harrah's Entertainment, Inc.'s Amendment No. 1 to Registration Statement on Form S-3 filed on July 1, 2005.)
4.3	Bylaws of Harrah's Entertainment, Inc., as amended November 12, 2002. (Incorporated by reference from Exhibit 3.2 to Harrah's Entertainment, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.)
4.4	Certificate of Incorporation of Harrah's Operating Company, Inc. (Incorporated by reference from Exhibit 4.5 to Harrah's Operating Company, Inc.'s Amendment No. 1 to Registration Statement on Form S-3 filed October 11, 1995, File No. 33-62783.)
4.5**	Bylaws of Harrah's Operating Company, Inc., as amended November 12, 2002.
4.6	Amended and Restated Indenture, dated as of July 28, 2005, among Harrah's Operating Company, Inc., as issuer, Harrah's Entertainment, Inc., as guarantor, and U.S. Bank National Association, as trustee. (Incorporated by reference from Exhibit 4.8 to Harrah's Entertainment, Inc.'s Current Report on Form 8-K filed August 2, 2005.)
4.7*	First Supplemental Indenture to Amended and Restated Indenture, dated as of September 9, 2005, among Harrah's Operating Company, Inc., as issuer, Harrah's Entertainment, Inc. as guarantor, and U.S. Bank National Association, as trustee.
4.8	Form of Floating Rate Contingent Convertible Senior Notes due 2024. (Included in Exhibit 4.6)
4.9	Registration Rights Agreement, dated as of April 7, 2004, between Caesars Entertainment, Inc. and Deutsche Bank Securities Inc. regarding the Company's Floating Rate Contingent Convertible Senior Notes due 2024. (Incorporated by reference from Exhibit 4.3 to Caesar Entertainment, Inc.'s Registration Statement on Form S-3 filed May 19, 2004.)

4.10	Rights Agreement, dated as of October 5, 1996, between Harrah's Entertainment, Inc. and The Bank of New York, which includes the form of Certificate of Designations of Series A Special Stock of Harrah's Entertainment, Inc. as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Special Shares as Exhibit C. (Incorporated by reference from Exhibit 4.1 to Harrah's Entertainment, Inc.'s Current Report on Form 8-K filed August 9, 1996, File No. 1-10410.)
4.11	First Amendment, dated as of February 21, 1997, to Rights Agreement, dated as of October 5, 1996, between Harrah's Entertainment, Inc. and The Bank of New York. (Incorporated by reference from Harrah's Entertainment, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1996, filed March 11, 1997, File No. 1-10410.)
4.12	Second Amendment, dated as of April 25, 1997, to Rights Agreement, dated as of October 5, 1996, between Harrah's Entertainment, Inc., and The Bank of New York. (Incorporated by reference from Harrah's Entertainment, Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, filed May 13, 1997, File No. 1-10410).
4.13	Letter to Stockholders, dated July 23, 1997, regarding Summary of Rights To Purchase Special Shares As Amended Through April 25, 1997. (Incorporated by reference from Harrah's Entertainment, Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, filed August 13, 1997, File No. 1-10410.)
4.14	Certificate of Elimination of Series B Special Stock of Harrah's Entertainment, Inc., dated February 21, 1997. (Incorporated by reference from Harrah's Entertainment, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1996, filed March 11, 1997, File No. 1-10410.)
4.15	Certificate of Designations of Series A Special Stock of Harrah's Entertainment, Inc., dated February 21, 1997. (Incorporated by reference from Harrah's Entertainment, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1996, filed March 11, 1997, File No. F1-10410.)
4.16	Certificate of Amendment of Certificate of Designations of Series A Special Stock of Harrah's Entertainment, Inc., dated June 23, 2005. (Incorporated by reference from Harrah's Entertainment, Inc.'s Current Report on Form 8-K filed June 28, 2005.)
4.17	Third Amendment, dated as of June 23, 2005, to Rights Agreement, dated as of October 5, 1996, between Harrah's Entertainment, Inc. and The Bank of New York. (Incorporated by reference from Exhibit 4.16 to Harrah's Entertainment, Inc.'s Amendment No. 1 to Registration Statement on Form S-3 filed July 1, 2005.)
5.1**	Opinion of Latham & Watkins LLP.
12.1*	Computation of Ratio of Earnings to Fixed Charges for Harrah's Entertainment, Inc.
23.1*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm, related to the consolidated financial statements of Harrah's Entertainment, Inc.
23.2*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm, related to the consolidated financial statements of Horseshoe Gaming Holding Corp.
23.3*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm, related to the consolidated financial statements of Caesars Entertainment, Inc.
23.4**	Consent of Latham & Watkins LLP. (Included in Exhibit 5.1)
24.1**	Power of Attorney.

*
Filed herewith.

**
Previously filed.

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TABLE OF CONTENTS
INCORPORATION OF INFORMATION BY REFERENCE
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS
MARKET DATA
SUMMARY
Recent Developments
Ratio Of Earnings To Fixed Charges
RISK FACTORS
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY
REGULATION AND LICENSING
DESCRIPTION OF THE NOTES
DESCRIPTION OF CAPITAL STOCK
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
VALIDITY OF THE SECURITIES
EXPERTS
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
HARRAH'S ENTERTAINMENT SIGNATURES
HARRAH'S OPERATING SIGNATURES
EXHIBIT INDEX